As filed with the Securities and Exchange Commission on May __, 1994
                                                     Registration No. 33-_____
   ===========================================================================
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                                -----------------
                                     FORM S-3
                              REGISTRATION STATEMENT
                                      Under
                            The Securities Act of 1933
                                -----------------

   DUQUESNE LIGHT COMPANY                               DUQUESNE CAPITAL L.P.

   (Exact name of registrant as                      (Exact name of registrant
   specified in its charter)                              as specified in its
                                                               charter)
                                One Oxford Centre
       Pennsylvania             301 Grant Street                Delaware
     (State or other     Pittsburgh, Pennsylvania 15279      (State or other
     jurisdiction of             (412) 393-6000              jurisdiction of
     incorporation or   (Address, including zip code, and   incorporation or
      organization)     telephone number, including area      organization)
                         code, of registrants' principal
        25-0451600             executive offices)             Applied for
     (I.R.S. Employer                                       (I.R.S. Employer
      Identification          WESLEY W. VON SCHACK           Identification
           No.)         Chairman of the Board, President          No.)
                           and Chief Executive Officer
                             Duquesne Light Company
                                One Oxford Centre
                                301 Grant Street
                         Pittsburgh, Pennsylvania 15279
                                 (412) 393-6000
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copies to:

     J. Anthony Terrell, Esq.            Theodore N. Farris, Esq.
        Kevin Stacey, Esq.         Mudge Rose Guthrie Alexander & Ferdon
           Reid & Priest                     180 Maiden Lane
       40 West 57th Street              New York, New York  10038
     New York, New York 10019                 (212) 510-7792
          (212) 603-2108
                               -------------------
       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions.
                               -------------------
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
                                -----------------
                         CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
                                       maximum       maximum
      Title of each       Amount       offering     aggregate
         class of         to be         price        offering     Amount of
     securities to be   registered     per unit       price      registration
        registered         (1)        (1)(2)(3)     (1)(2)(3)      fee (1)

    Duquesne Capital
    L.P.
        Cumulative
     Monthly Income
        Preferred
     Securities  . . . .
    Duquesne Light
    Company Monthly
        Income
     Subordinated
     Debentures  . . . .
    Duquesne Light
    Company Payment
        and Guarantee
     Agreement with
        respect to
     Duquesne Capital
     L.P.
     Cumulative Monthly
     Income
     Preferred Securities

    Total . . . . . . .    $150,000,00
                            0            100%      $150,000,000    $51,725

   (1) THERE ARE BEING REGISTERED HEREUNDER SUCH PRESENTLY INDETERMINATE NUMBER OF CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES OF DUQUESNE CAPITAL L.P. WITH AN AGGREGATE INITIAL OFFERING PRICE NOT TO EXCEED $150,000,000 AND CERTAIN OBLIGATIONS WHICH SHALL BE INCURRED BY DUQUESNE LIGHT COMPANY IN CONNECTION WITH DUQUESNE CAPITAL L.P. CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES, INCLUDING A PAYMENT AND GUARANTEE AGREEMENT BY DUQUESNE LIGHT COMPANY AND MONTHLY INCOME SUBORDINATED DEBENTURES OF DUQUESNE LIGHT COMPANY. THE MONTHLY INCOME SUBORDINATED DEBENTURES MAY BE DISTRIBUTED IN EXCHANGE FOR THE CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES UNDER CERTAIN CIRCUMSTANCES. NO SEPARATE CONSIDERATION WILL BE RECEIVED FOR THE MONTHLY INCOME SUBORDINATED DEBENTURES OR THE PAYMENT AND GUARANTEE AGREEMENT OFFERED WITH RESPECT TO THE DUQUESNE CAPITAL L.P. CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES. PURSUANT TO RULE 457(O) UNDER THE SECURITIES ACT OF 1933 WHICH PERMITS THE REGISTRATION FEE TO BE CALCULATED ON THE BASIS OF THE MAXIMUM OFFERING PRICE OF ALL THE SECURITIES LISTED, THE TABLE DOES NOT SPECIFY BY EACH CLASS INFORMATION AS TO THE AMOUNT TO BE REGISTERED, PROPOSED MAXIMUM OFFERING PRICE PER UNIT OR PROPOSED MAXIMUM AGGREGATE PRICE.
   (2)     ESTIMATED SOLELY  FOR THE PURPOSE OF  DETERMINING THE  REGISTRATION
           FEE.
   (3)     EXCLUSIVE OF ACCRUED INTEREST AND DIVIDENDS, IF ANY.
                               --------------------
      THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
   ===========================================================================

                   SUBJECT TO COMPLETION, DATED ________, 1994

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED ________, 1994
                          _________ PREFERRED SECURITIES
                                 DUQUESNE CAPITAL
       % CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES, SERIES A ("MIPS"*)
                    (LIQUIDATION PREFERENCE $25 PER SECURITY)
                   GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                              DUQUESNE LIGHT COMPANY

                                 ----------------

     The % Cumulative Monthly Income Preferred Securities, Series A (the "Series A MIPS") offered hereby are being issued by, and represent limited partner interests in, Duquesne Capital L.P., a Delaware special purpose limited partnership ("Duquesne Capital"). Duquesne Capital was formed for the sole purpose of issuing its limited partnership interests and lending the proceeds thereof to Duquesne Light Company ("Duquesne Light"), the sole General Partner of Duquesne Capital. The proceeds of the Series A MIPS will be loaned to Duquesne Light in return for __% Monthly Income Subordinated Debentures, Series A (the "Series A Debentures").
     Holders of the Series A MIPS will be entitled to receive, to the extent of funds held by Duquesne Capital and legally available therefor, periodic
   cash  distributions  ("dividends"),  at an  annual  rate of       %  of the
   liquidation preference of $25 per security, accumulating from the date of original issuance and payable monthly in arrears on the last day of each calendar month, commencing ________, 1994. The payment of dividends and payments on liquidation or redemption with respect to the Series A MIPS, to the extent of funds held by Duquesne Capital and legally available therefor, will be guaranteed under a Payment and Guarantee Agreement (the "Guarantee") of Duquesne Light to the extent described herein and in the accompanying Prospectus. The Guarantee and the Series A Debentures will rank subordinate in right of payment to all Senior Indebtedness (as defined in the accompanying Prospectus) of Duquesne Light. Duquesne Capital's earnings will be limited to payments by Duquesne Light of interest on the Series A Debentures and any other Indenture Securities. If Duquesne Light fails to make interest payments on the Series A Debentures, Duquesne Capital will have insufficient funds to pay dividends on the Series A MIPS. In such event, the holders of Series A MIPS may enforce certain rights in respect of the Series A Debentures. See "Description of the Guarantee" in the accompanying Prospectus.
     The Series A MIPS are redeemable, at the option of Duquesne Capital (with Duquesne Light's consent), in whole or in part, from time to time, on or after ________, 1999, at $25 per security plus accumulated and unpaid dividends to the date fixed for redemption (the "Redemption Price").
     In addition, under certain circumstances following the occurrence of a Special Event (as defined in the accompanying Prospectus), Duquesne Light may cause Duquesne Capital to redeem the Series A MIPS in whole at the Redemption Price or Duquesne Light may cause Duquesne Capital to distribute the Series A Debentures in exchange for the Series A MIPS in whole. If Series A Debentures are distributed, Duquesne Light will use its best efforts to have such Series A Debentures listed on the same exchange on which the Series A MIPS are then listed. See "Certain Terms of the Series
   A MIPS-Redemption" and "Certain Terms of the Series A Debentures".      In
   the event of the liquidation of Duquesne Capital, holders of Series A MIPS will be entitled to receive for each security a liquidation preference of $25 plus accumulated and unpaid dividends to the date of payment, unless the Series A MIPS have previously been exchanged for Series A Debentures and subject to certain limitations. See "Description of the MIPS-Liquidation Distribution" in the accompanying Prospectus.
     Application will be made to list the Series A MIPS on the New York Stock Exchange.
                                 ---------------

     See "Certain Investment Considerations" for certain factors which should be considered in connection with an investment in the Series A MIPS.

                                 ---------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Initial Public  Underwriting        Proceeds to
                      Offering Price  Commission(1)  Duquesne Capital(2)(3)
    Per security  .    $                      (2)      $
    Total . . . . .    $                      (2)      $

   (1) Duquesne Capital and Duquesne Light have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
   (2) In view of the fact that the proceeds of the sale of the Series A MIPS will be loaned to Duquesne Light, Duquesne Light has agreed, in the Underwriting Agreement, to pay to the Underwriters as compensation for their services $ per security (or $ in the
          aggregate); provided  that such  compensation will  be $         per
          security sold to certain institutions. Therefore, to the extent that Series A MIPS are sold to such institutions, the actual amount of Underwriters' compensation will be less than the amount specified in the preceding sentence and the Proceeds to Duquesne Capital will be greater than the amount set forth in the table above. See "Underwriting".
   (3)    Expenses of the offering, which  are payable by Duquesne Light,  are
          estimated to be $     .

                               -------------------

     The Series A MIPS offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A MIPS will be made only in book-entry form through the facilities of The Depository Trust Company on
   or about          , 1994.
   * An application has been filed by Goldman, Sachs & Co. with the United States Patent and Trademark Office for the registration of the MIPS servicemark.

   GOLDMAN, SACHS & CO.

                               -------------------
          The date of this Prospectus Supplement is              ,1994.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        CERTAIN INVESTMENT CONSIDERATIONS

     Prospective purchasers of the Series A MIPS should carefully review the information contained in the Prospectus and elsewhere in this Prospectus Supplement and should particularly consider the following matters.
   Capitalized terms used in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus unless otherwise defined in this Prospectus Supplement.

   SUBORDINATION OF DUQUESNE LIGHT'S OBLIGATIONS

     The payment of dividends and payments on liquidation or redemption with respect to the Series A MIPS, to the extent of funds held by Duquesne Capital and legally available to make such payments, will be guaranteed by Duquesne Light under the Guarantee. The Guarantee does not cover payment of amounts in respect of the Series A MIPS to the extent that Duquesne Capital does not have legally available funds for the payment thereof and cash on hand sufficient to make such payment.

     Duquesne Light's obligations under the Guarantee and the Series A Debentures will be subordinate to all Senior Indebtedness of Duquesne Light. As of March 31, 1994, Duquesne Light had approximately
   $1,509,000,000 of Senior Indebtedness outstanding (exclusive of certain guarantees and other contingent obligations, but inclusive of capitalized lease obligations and current installments and short-term notes payable). See "Description of the Guarantee-Status of the Guarantee" and "Description of the Debentures and the Indenture-Subordination" in the Prospectus. There are no provisions in the Series A MIPS, the Guarantee, the Partnership Agreement or the Indenture that limit Duquesne Light's ability to incur additional indebtedness, including indebtedness that ranks senior to the Guarantee and the Series A Debentures.

   OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Duquesne Light has the right under the Indenture, from time to time, to extend interest payment periods on the Series A Debentures for up to 18 consecutive months, and, as a consequence, monthly dividends on the Series A MIPS can be deferred by Duquesne Capital (and will continue to accumulate but without interest on any amounts so deferred) during any such extended interest payment period. During any such extended interest period, Duquesne Light may not declare or pay dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock. Duquesne Light has no current intention to extend the interest payment period as described above. See "Description of the Debentures and the Indenture-Option to Extend Interest Payment Period" and "Description of the MIPS-Voting Rights" in the accompanying Prospectus.

   TAX CONSEQUENCES OF EXTENDED INTEREST PAYMENT PERIOD

     Should an extended interest payment period occur, Duquesne Capital will continue to accrue income for Federal income tax purposes which will be allocated but not distributed to record holders of Series A MIPS. As a result, such a holder will include such interest in gross income for Federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income if such a holder disposes of the Series A MIPS prior to the record date for payment of dividends. The tax basis of the Series A MIPS will be increased by the amount of any interest that is included in a Series A MIPS holder's income without receipt of cash, and will be decreased when and if such cash is subsequently received by such Series A MIPS holder from Duquesne Capital. See "United States Income Taxation-Potential Extension of Interest Payment Period" in the accompanying Prospectus.

   SPECIAL EVENT REDEMPTION OR EXCHANGE

     Upon the occurrence and continuation of a Special Event (as defined in the accompanying Prospectus, which term, as so defined, relates to a change in law or regulation or official interpretation thereof), Duquesne Light, as general partner of Duquesne Capital (the "General Partner"), will elect to either (i) cause Duquesne Capital to redeem the Series A MIPS in whole (and not in part) or (ii) cause Duquesne Capital to distribute the Series A Debentures in exchange for Series A MIPS. In the case of a Special Event which is a Tax Event, the General Partner may also elect to cause the Series A MIPS to remain outstanding. See "Description of the MIPS-Special Event Redemption or Exchange" in the accompanying Prospectus.

     Such an exchange will generally be treated as a non-taxable exchange and will result in each Series A MIPS holder receiving an aggregate basis in its Series A Debentures equal to such holder's aggregate tax basis in its Series A MIPS. A Series A MIPS holder's holding period in the Series A Debentures received in such an exchange will include the period for which the Series A MIPS were held by such holder, provided the Series A MIPS were held as a capital asset.

     If such an exchange occurs following a determination that, due to a change in law, Duquesne Capital is subject to Federal income tax with respect to interest received on the Series A Debentures, such exchange will generally be taxable to the Series A MIPS holder. Gain or loss will be recognized in an amount measured by the difference between the Series A MIPS holder's basis in its Series A MIPS and the value of the Series A Debentures received in the exchange. In such case, the holding period of the Series A MIPS holder for the Series A Debentures will not include the period for which the Series A MIPS were held.

                              DUQUESNE LIGHT COMPANY

     Duquesne Light was formed under the laws of Pennsylvania by the consolidation and merger in 1912 of three constituent companies. As part of a corporate reorganization, Duquesne Light became a wholly-owned subsidiary of DQE, an energy services holding company formed in 1989. Duquesne Light is engaged in the production, transmission, distribution and sale of electric energy. Duquesne Light provides electric service to customers in Allegheny County, including the City of Pittsburgh, and Beaver County. This represents a service territory of approximately 800 square miles.

                                 DUQUESNE CAPITAL

     Duquesne Capital is a limited partnership which was formed under the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware Act"), on April 27, 1994. Duquesne Capital was formed for the sole purpose of issuing its limited partnership interests and lending the proceeds thereof to Duquesne Light. Duquesne Light is the sole general partner of Duquesne Capital. Holders of MIPS and other Preferred Securities of Duquesne Capital will be limited partners in Duquesne Capital. Duquesne Light will make capital contributions from time to time to the extent required so that the total contributions made by the General Partner shall at all times be at least equal to 1% of the total contributions made by all partners. Duquesne Capital will lend such amounts to Duquesne Light from time to time in return for Indenture Securities (as defined herein, and including the Debentures) of Duquesne Light. The rights and obligations of the General Partner and the limited partners in Duquesne Capital will be governed by an Amended and Restated Agreement of Limited Partnership of Duquesne Capital (the "Partnership Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Series A MIPS will be lent to Duquesne Light in return for Series A Debentures of Duquesne Light. Duquesne Light intends to apply the proceeds of such loan or loans to the payment or provision for payment at maturity, the purchase, on the open market, in private transactions or otherwise, or the redemption of outstanding securities of Duquesne Light and for general corporate purposes.

                        CERTAIN TERMS OF THE SERIES A MIPS

     THE FOLLOWING SUMMARY OF CERTAIN TERMS OF THE SERIES A MIPS SUPPLEMENTS THE DESCRIPTION OF THE MIPS SET FORTH IN THE ACCOMPANYING PROSPECTUS UNDER THE HEADING "DESCRIPTION OF THE MIPS", TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE.

   GENERAL

     The Series A MIPS will be issued as the initial series of Preferred Securities pursuant to the Partnership Agreement.

   DIVIDENDS

     Dividends on the Series A MIPS will be cumulative from the date of issue and will be payable monthly in arrears on the last day of each calendar month at a rate of ___% per annum of the liquidation preference of $25 per security. The first dividend payment date for the Series A MIPS will be ____________, 1994.

     Dividends on the Series A MIPS are required to be paid to the extent that, on any scheduled dividend payment date, Duquesne Capital has (x) funds legally available for the payment of such dividends, as determined by the General Partner, and (y) cash on hand sufficient to permit such payments. Duquesne Capital's earnings will be limited to Duquesne Light's payments of interest on the Series A Debentures and any other Indenture Securities. See "Description of the Debentures and the Indenture" in the accompanying Prospectus. Duquesne Light has the right under the Indenture to extend the interest payment periods on the Series A Debentures for up to 18 consecutive months, and, as a consequence, monthly dividends on the Series A MIPS will be deferred (and will continue to accumulate but without interest on any amounts so deferred) by Duquesne Capital during any such extended interest payment period. See "Description of the Debentures and the Indenture-Option to Extend Interest Payment Period" in the accompanying Prospectus.

     Dividends on the Series A MIPS will be payable to the holders thereof as they appear on the books and records of Duquesne Capital on the relevant record dates, which will be one Business Day (as defined in the accompanying Prospectus) prior to the relevant payment dates; provided, however, that if the Series A MIPS of any series are not held by a securities depositary, the General Partner shall have the right to change such record dates.

   REDEMPTION OR EXCHANGE

     On or after _________, 1999, Duquesne Capital may, at its option and at the direction of Duquesne Light, redeem the Series A MIPS in whole or in part upon not less than 30 nor more than 60 days' notice at a redemption price of $25 per security plus an amount equal to accumulated and unpaid dividends thereon, if any, to the date fixed for redemption.

     In addition, if a Special Event shall occur, Duquesne Capital may redeem the Series A MIPS in whole or cause Series A Debentures to be distributed in exchange for the Series A MIPS. Upon any such distribution of Series A Debentures in exchange for the Series A MIPS, Duquesne Light will use its best efforts to have the Series A Debentures listed on the same exchange on which the Series A MIPS are listed. After the date fixed for any such exchange, (i) the Series A MIPS will no longer be deemed to be outstanding,
   (ii) DTC or its nominee, as the record holder of the Series A MIPS will exchange the global certificate or certificates representing the Series A MIPS for a registered global certificate or certificates representing the Series A Debentures to be delivered upon such exchange and (iii) any certificates representing Series A MIPS not held by DTC or its nominee will be deemed to represent Series A Debentures having a principal amount equal to the stated liquidation preference of such Series A MIPS until such certificates are presented to Duquesne Capital or its agent for exchange.


                     CERTAIN TERMS OF THE SERIES A DEBENTURES

     THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE SERIES A DEBENTURES SUPPLEMENTS THE DESCRIPTION OF THE DEBENTURES SET FORTH IN THE ACCOMPANYING PROSPECTUS UNDER THE HEADING "DESCRIPTION OF THE DEBENTURES AND THE INDENTURE", TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE.

   GENERAL

     Pursuant to the Indenture and in return for the loan by Duquesne Capital to Duquesne Light of the proceeds of the issuance of the Series A MIPS and the related capital contribution made by the General Partner, Duquesne Light will issue Series A Debentures to Duquesne Capital in an aggregate principal amount equal to the sum of the aggregate stated liquidation preference of the Series A MIPS and the amount of such capital contribution.

     The entire principal amount of the Series A Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined in the accompanying Prospectus),
   if any, on                , 2044  (subject to Duquesne  Light's rights  and
   obligations to redeem the Series A Debentures).   See "Redemption" below.

   INTEREST

     The Series A Debentures will bear interest at a rate of % per annum from the date they are issued until maturity. Such interest will be payable monthly on the last day of each calendar month of each year,
   commencing             , 1994.

   REDEMPTION

     The Series A Debentures may be redeemed at the option of Duquesne Light, at any time on or after ________, 1999, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus any accrued but unpaid interest, including Additional Interest, if any, to the date fixed for redemption. In addition, the Series A Debentures may be subject to mandatory redemption at any time under the circumstances described under "Description of the Debentures and the Indenture-Mandatory Redemption" in the accompanying Prospectus.

                                   UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, Duquesne Capital has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Goldman, Sachs & Co., and ___________ are acting as Representatives, has severally agreed to purchase from Duquesne Capital, the respective number of Series A MIPS set forth opposite its name below:

                                                           Number of
                                                           Series A
             Underwriters                                  MIPS
             ------------                                  ----------

          Goldman, Sachs & Co. . . . . . . . . . . . . . . .


                                                           ----------


                                            Total  . . . . ==========



     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all such Series A MIPS offered hereby, if any are taken.

     The Underwriters propose to offer the Series A MIPS in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at
   such price less  a concession of $         per  security.  The Underwriters
   may allow, and such dealers may reallow, a concession not in excess of $
     per security to certain brokers and dealers. After the Series A MIPS are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     In view of the fact that the proceeds of the sale of the Series A MIPS will be loaned to Duquesne Light, Duquesne Light has agreed, in the Underwriting Agreement, to pay to the Underwriters as compensation for
   their services an  amount of $       per  security ($     per security sold
   to certain institutions) for the accounts of the several Underwriters.

     Certain of the Underwriters engage in transactions with, and from time to time have performed services for, Duquesne Light in the ordinary course of business.

     Prior to this offering, there has been no public market for the Series A MIPS. In order to meet one of the requirements for listing the Series A MIPS on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Series A MIPS to a minimum of 400 beneficial holders.

     Duquesne Capital and Duquesne Light have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Duquesne Capital and Duquesne Light have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (1) the termination of trading restrictions for the Series A MIPS, as determined by the Underwriters, or (2) 30 days after the closing date, not to offer, sell, contract to sell or otherwise dispose of any Preferred Securities of Duquesne Capital, any limited partnership interests of Duquesne Capital or any preferred stock of Duquesne Light or any other securities of Duquesne Capital or Duquesne Light or any other securities of Duquesne Capital or Duquesne Light which are substantially similar to the Preferred Securities, or any securities convertible into or exchangeable for Preferred Securities, limited partnership interests of Duquesne Capital or preferred stock or such substantially similar securities of either Duquesne Capital or Duquesne Light, without the prior written consent of the Underwriters.

                   SUBJECT TO COMPLETION, DATED ________, 1994



                                   $150,000,000
                                 DUQUESNE CAPITAL
             CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES ("MIPS"*)
                    (LIQUIDATION PREFERENCE $25 PER SECURITY)
                   GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             DUQUESNE LIGHT COMPANY

     Duquesne Capital L.P. ("Duquesne Capital"), a Delaware special purpose limited partnership, the sole general partner of which is Duquesne Light Company ("Duquesne Light"), may offer, from time to time, in one or more series, up to $150,000,000 of its Cumulative Monthly Income Preferred Securities (the "MIPS"), which are preferred securities ("Preferred Securities"), representing limited partner interests in Duquesne Capital. The MIPS may be offered in amounts, at prices and on terms to be determined at the time of offering. Duquesne Capital was formed for the sole purpose of issuing its limited partnership interests and lending the proceeds thereof to Duquesne Light. Duquesne Capital will lend the proceeds of the sale of the MIPS to Duquesne Light in return for Monthly Income Subordinated Debentures of Duquesne Light in aggregate principal amount equal to the aggregate liquidation preference of the MIPS, bearing interest at an annual rate equal to the annual dividend rate on the MIPS and having certain redemption terms which correspond to the redemption terms for the MIPS ("Debentures").
     The payment of periodic cash distributions ("dividends") and payments on liquidation or redemption with respect to the MIPS, to the extent of funds held by Duquesne Capital and legally available therefor, will be guaranteed under a Payment and Guarantee Agreement (the "Guarantee") of Duquesne Light to the extent described herein. The Guarantee and the Debentures will rank subordinate in right of payment to all Senior Indebtedness (as defined herein) of Duquesne Light. Duquesne Capital's earnings will be limited to payments by Duquesne Light of interest on the Debentures and other securities issued under the Indenture (as defined herein). If Duquesne Light fails to make interest payments on the Debentures, Duquesne Capital will have insufficient funds to pay dividends on the MIPS. In such event, the holders of MIPS may enforce certain rights in respect of the Debentures under the Indenture. Interest on the Debentures may be deferred at the option of Duquesne Light as described under "Description of the Debentures and the Indenture-Option to Extend Interest Payment Period", and, as a consequence, monthly dividends on the MIPS may be deferred by Duquesne Capital. See "Description of the Guarantee" and "Description of the Debentures and the Indenture" herein for a description of the terms and limitations of such obligations of Duquesne Light relating to the MIPS.
     Under certain circumstances described herein, Duquesne Light may cause Duquesne Capital to distribute the Debentures in exchange for MIPS. See "Description of the MIPS-Special Event Redemption or Exchange".
     Certain specific terms of the MIPS and the related series of Debentures in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), including the series designation, number of securities and the dividend rate on MIPS, and the maturity, the aggregate principal amount and the interest rate on such Debentures and any other special terms.
     The MIPS will be sold directly, through agents, underwriters, including Goldman, Sachs & Co., or dealers as designated from time to time, or through a combination of such methods. If agents of Duquesne Capital or any dealers or underwriters are involved in the sale of the MIPS in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the accompanying Prospectus Supplement. See "Plan of Distribution".
     This Prospectus may not be used to consummate sales of the MIPS unless accompanied by a Prospectus Supplement.

                                ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY  THE  SECURITIES
     AND EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION NOR  HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY  STATE  SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                               GOLDMAN, SACHS & CO.

                                -----------------

                 The date of this Prospectus is           , 1994.

   ----------------
   * An application has been filed by Goldman, Sachs & Co. with the United States Patent and Trademark Office for the registration of the MIPS servicemark.

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

     Duquesne Light is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by Duquesne Light can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain securities of Duquesne Light are listed on the New York Stock Exchange. Reports and other information concerning Duquesne Light may be inspected at the offices of such exchange at 20 Broad Street, New York, New York 10005. In addition, such reports and other information concerning Duquesne Light can be inspected at the principal office of
   Duquesne Light, One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15279.

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3, which Duquesne Light and Duquesne Capital have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to such Registration Statement, including the documents filed as exhibits thereto (the "Registration Statement").

     No separate financial statements of Duquesne Capital have been included herein. Duquesne Light and Duquesne Capital do not consider that such financial statements would be material to holders of MIPS because Duquesne Capital is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as set forth below. See "Description of the MIPS". Duquesne Capital is a special purpose limited partnership organized under the laws of the State of Delaware, and Duquesne Light is the sole general partner. Duquesne Capital exists for the sole purpose of issuing its limited partnership interests and lending the proceeds thereof to Duquesne Light.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Duquesne Light's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 has been filed with the Commission pursuant to the Exchange Act and is hereby incorporated herein by reference. All documents subsequently filed by Duquesne Light pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. The documents incorporated or deemed to be incorporated herein by reference are sometimes referred to herein as the "Incorporated Documents". Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein, in any Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the Incorporated Documents (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such Incorporated Documents). Requests for such copies should be directed to Ms. Diane S. Eismont, Secretary, Duquesne Light Company, One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15279, telephone number (412) 393-6080.

                                     2


                              DUQUESNE LIGHT COMPANY

     Duquesne Light was formed under the laws of Pennsylvania by the consolidation and merger in 1912 of three constituent companies. As part of a corporate reorganization, Duquesne Light became a wholly-owned subsidiary of DQE, an energy services holding company formed in 1989. Duquesne Light is engaged in the production, transmission, distribution and sale of electric energy. Duquesne Light provides electric service to customers in Allegheny County, including the City of Pittsburgh, and Beaver County. This represents a service territory of approximately 800 square miles. The principal executive office of Duquesne Light is located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15279. Its
   telephone number is (412) 393-6000. Additional information concerning Duquesne Light and its operations is contained in the Incorporated Documents, to which reference is hereby made.

                                DUQUESNE CAPITAL

     Duquesne Capital is a limited partnership which was formed under the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware Act"), on April 27, 1994. Duquesne Capital was formed for the sole purpose of issuing its limited partnership interests and lending the proceeds thereof to Duquesne Light. Duquesne Light is the sole general partner of Duquesne Capital (the "General Partner"). Holders of MIPS and other Preferred Securities of Duquesne Capital will be limited partners in Duquesne Capital. Duquesne Light will make capital contributions from time to time to the extent required so that the total contributions made by Duquesne Light, as general partner, shall at all times be at least equal to 1% of the total contributions made by all partners. Duquesne Capital will lend such amounts to Duquesne Light from time to time in return for Indenture Securities (as defined herein, and including the Debentures) of Duquesne Light. The rights and obligations of Duquesne Light, as general partner, and the limited partners in Duquesne Capital will be governed by an Amended and Restated Agreement of Limited Partnership of Duquesne Capital (the "Partnership Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part. The principal executive office of Duquesne Capital is c/o Duquesne Light Company, One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15279, and the telephone number is (412) 393-4131.

                                 USE OF PROCEEDS

     The proceeds from the sale of the MIPS will be lent to Duquesne Light in return for Debentures of Duquesne Light. Duquesne Light intends to apply the proceeds of such loan or loans to the payment or provision for payment at maturity, the purchase, on the open market, in private transactions or otherwise, or the redemption of outstanding securities of Duquesne Light and for general corporate purposes.

                                    3


             RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
                     TO COMBINED FIXED CHARGES AND PREFERRED
                    AND PREFERENCE STOCK DIVIDEND REQUIREMENTS


                                         Year Ended December 31,
                                        ------------------------

                                      1993  1992  1991  1990  1989
                                      ----  ----  ----  ----  ----
    Ratio of Earnings to Fixed        2.43  2.38 2.23  2.04   1.92
    Charges

    Ratio of Earnings to Combined     2.23  2.19 2.05  1.85   1.72
    Fixed Charges and Preferred and
    Preference Stock Dividend
    Requirements

     For purposes of computing the foregoing ratios, Duquesne Light's share of the fixed charges of an unaffiliated coal supplier, which amounted to approximately $4 million for the year ended December 31, 1993, has been excluded.


                             DESCRIPTION OF THE MIPS

     SET FORTH BELOW IS A SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MIPS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE FORMS OF PARTNERSHIP AGREEMENT AND ACTION OF GENERAL PARTNER ESTABLISHING THE MIPS FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

   GENERAL

      The Partnership Agreement will authorize Duquesne Light as the General Partner, to establish various series of Preferred Securities, including one or more series of MIPS having such designations, rights, privileges, restrictions and other terms and provisions as the General Partner may determine. The MIPS are limited partner interests in Duquesne Capital, and may be issued from time to time, having terms described herein and in the Prospectus Supplement relating thereto. The limited partner interests represented by the MIPS will have a preference with respect to cash distributions and amounts payable on liquidation over the General Partner's interest in Duquesne Capital. The Action or Actions of General Partner creating the MIPS will not permit the issuance of any limited partnership interests of Duquesne Capital ranking, as to participation in profits or the assets of Duquesne Capital, senior to the MIPS.

      Amounts payable in respect of the MIPS will be guaranteed by Duquesne Light to the extent set forth below under "Description of the Guarantee".

      Under certain circumstances described herein, the MIPS may  be exchanged
   for  Debentures  of  Duquesne Light.    See  "Special  Event Redemption  or
   Exchange" below.

   DIVIDENDS

      Unless otherwise specified in a Prospectus Supplement, dividends on the MIPS of each series will be cumulative, will accumulate from the date of issue and will be payable monthly in arrears on the last day of each calendar month of each year except as otherwise described below.

                                 4


      The dividend rate per annum payable on the MIPS of each series will be set forth in a Prospectus Supplement relating to such series.

      The amount of dividends payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly dividend period, will be computed on the basis of the actual number of days elapsed in such period. Payment of dividends on the MIPS is limited in relation to the amount of funds held by Duquesne Capital and legally available therefor.

      Dividends on the MIPS are required to be paid to the extent that, on any scheduled dividend payment date, Duquesne Capital has (x) funds legally available for the payment of such dividends, as determined by the General Partner, and (y) cash on hand sufficient to permit such payments. Duquesne Capital's earnings will be limited to Duquesne Light's payments of interest on the Debentures and other Indenture Securities. See "Description of the Debentures and the Indenture". Duquesne Light has the right under the Indenture to extend the interest payment periods on the Debentures for up to 18 consecutive months, and, as a consequence, monthly dividends on the MIPS will be deferred (and will continue to accumulate but without interest on any amounts so deferred) by Duquesne Capital during any such extended interest payment period. See "Description of the Debentures and the Indenture-Option to Extend Interest Payment Period".

      Dividends on the MIPS will be payable to the holders thereof as they appear on the books and records of Duquesne Capital on the relevant record dates, which will be one Business Day (as hereinafter defined) prior to the relevant payment dates; provided, however, that if the MIPS of any series are not held by a securities depositary, the General Partner shall have the right to change such record dates. Subject to any applicable laws and regulations and the provisions of the Partnership Agreement, each such payment will be made as described under "Book-Entry-Only Issuance" below. In the event that any date on which dividends are payable on the MIPS is not a Business Day, then payment of the dividends payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect, and in the same amount, as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York or the City of Pittsburgh, Pennsylvania are authorized or required by law to close.

   CERTAIN RESTRICTIONS ON DUQUESNE CAPITAL

      If dividends have not been paid in full on the MIPS of any series, Duquesne Capital shall not:

       (i) pay, or set aside for payment, any dividends on any other Preferred Securities ranking pari passu with the MIPS of such series as
                                   ----------
   regards participation   in   profits   of   Duquesne   Capital  ("Dividend
   Parity Securities"), unless, at the time of such payment or setting aside, there shall also be paid, or set aside for payment, as the case may be, dividends on the MIPS of such series on a pro rata basis, so that, after giving effect to the payment of all such dividends,

             (x) the ratio of (a) the aggregate amount of dividends paid on the MIPS of such series to (b) the aggregate amount of dividends paid on such Dividend Parity Securities is the same as

             (y) the ratio of (a) the aggregate of all accumulated arrears of unpaid dividends in respect of the MIPS of such series to (b) the aggregate of all accumulated arrears of unpaid dividends in respect of such Dividend Parity Securities;

                                       5


       (ii) pay, or set aside for payment, any dividends or other distributions on any other securities of Duquesne Capital ranking junior to the MIPS of such series as to dividends ("Dividend Junior Securities"); or

       (iii) redeem, purchase or otherwise acquire any MIPS of such series, any Dividend Parity Securities or any Dividend Junior Securities;

   until, in each case, such time as all accumulated and unpaid dividends on the MIPS of such series shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and (ii), such payment and, in the case of clause (iii), the date of such redemption, purchase or acquisition.

   OPTIONAL REDEMPTION

      Unless otherwise provided in a Prospectus Supplement, the MIPS of each series will be redeemable, at the option of Duquesne Capital and at the direction of Duquesne Light, in whole or in part from time to time, on or after the fifth anniversary of the last day of the month in which such MIPS are issued, upon not less than 30 nor more than 60 days' notice, at a redemption price of $25 per security, plus an amount equal to accumulated and unpaid dividends to the date fixed for redemption (the "Redemption
   Price"); provided, however, that prior to giving any such notice of redemption Duquesne Capital shall have received from Duquesne Light a notice of redemption of Debentures of the corresponding series having an aggregate principal amount equal to the aggregate liquidation preference of the MIPS to be redeemed. In the event that fewer than all the outstanding MIPS of any series are to be so redeemed, the MIPS to be redeemed will be selected as described under "Book-Entry-Only Issuance" below. If a partial redemption would result in a delisting of the MIPS of any series by any national securities exchange or other organization on which the MIPS of such series are then listed, Duquesne Capital may only redeem the MIPS of such series in whole.

   SPECIAL EVENT REDEMPTION OR EXCHANGE

      If a Special Event (as defined below) shall occur and be continuing, the General Partner will (i) cause Duquesne Capital to redeem the MIPS in whole (and not in part), upon not less than 30 nor more than 60 days' notice at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) cause Duquesne Capital to distribute Debentures to holders of MIPS in exchange for such MIPS within 90 days following the occurrence of such Special Event. Notwithstanding the foregoing, if the Special Event is solely a Tax Event (as defined below), neither the General Partner nor Duquesne Capital shall be required to elect either of the options described in (i) or (ii) above and may, instead, allow the MIPS to remain outstanding.

      In the event of a distribution of Debentures as described in (ii) above, each holder of MIPS would receive Debentures in an aggregate principal amount equal to the aggregate stated liquidation preference of $25 per security on the MIPS held by it and bearing interest at a rate per annum equal to the dividend rate per annum on such MIPS from the last date on which dividends on such MIPS were paid. Under such circumstances, if there are no other Preferred Securities then outstanding, Duquesne Light may cause Duquesne Capital to be dissolved.

      After the date fixed for any such exchange, (i) the MIPS will no longer be deemed to be outstanding, (ii) the Depositary (as hereinafter defined) or its nominee, as the record holder of the MIPS, will exchange the global certificate or certificates representing the MIPS for a registered global certificate or certificates representing the Debentures to be delivered upon such exchange and (iii) any certificates representing shares of MIPS not held by the Depositary or its nominee will be deemed to represent Debentures having a principal amount equal to the stated liquidation preference of such MIPS until such certificates are presented to Duquesne Light or its agent for exchange.

                                        6


      "Special Event" means an Investment Company Event or a Tax Event.

      "Investment Company Event" means the occurrence of a change in law or regulation or a written change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 40 Act Law") to the effect that Duquesne Capital is or will be considered an "investment company" required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 40 Act Law becomes effective on or after the date of the first issuance of MIPS of such series; provided that no Investment Company Event shall be deemed to have occurred if Duquesne Light and/or Duquesne Capital shall have obtained a written opinion of nationally recognized independent counsel experienced in practice under the 1940 Act, to the effect that Duquesne Light or Duquesne Capital has successfully taken either of the steps set forth in (i) or (ii) below to avoid such Change in 40 Act Law so that in the opinion of such counsel, notwithstanding such Change in 40 Act Law, Duquesne Capital is not required to be registered as an "investment company" within the meaning of the 1940 Act. Such steps shall be either (i) issuing an additional or supplemental irrevocable and unconditional guarantee (x) of accumulated and unpaid dividends (whether or not moneys are legally available therefor) on the MIPS and (y) upon a liquidation of Duquesne Capital, of the full amount of the Liquidation Distribution (as hereinafter defined) on the MIPS (regardless of the amount of assets of Duquesne Capital otherwise available for distribution in such liquidation), or (ii) the use of any other reasonable measures that do not adversely affect holders of MIPS in any material respect.

      "Tax Event" means that Duquesne Light or Duquesne Capital shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws or regulations, which amendment or change is effective on or after the date of the first issuance of MIPS of such series, and which change cannot be avoided by the use of any reasonable measures available to Duquesne Light or Duquesne Capital, there is a substantial increase in risk that (i) Duquesne Capital is subject to Federal income tax with respect to interest received on the Debentures,
   (ii) interest payable on the Debentures will not be deductible for Federal income tax purposes or (iii) Duquesne Capital is subject to more than a de
                                                                            --
   minimis amount of other taxes, duties or other governmental charges.
   -------

   REDEMPTION PROCEDURES

      If at any time Duquesne Light (i) pays at maturity or (ii) redeems Debentures of any series as described under "Description of the Debentures and the Indenture-Optional Redemption", the proceeds from such payment or redemption of principal of such Debentures will be applied to redeem MIPS of the related series at the Redemption Price upon not less than 30 nor more than 60 days' notice (except that no such notice will be required in the case of (i)).

      If (a) Duquesne Capital gives a notice of redemption in respect of MIPS of any series (which notice will be irrevocable) or (b) MIPS of any series shall become redeemable by virtue of the maturity of the related Debentures, then, on the date fixed for redemption, which in the case of
   (b) shall be the applicable Debenture maturity date (the "Redemption Date"), Duquesne Capital will pay the applicable Redemption Price to the record holders of such MIPS. See "Book-Entry-Only Issuance" below. In the event that any Redemption Date is not a Business Day, payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding

                                    7


   Business Day. In the event that payment of the Redemption Price in respect of any MIPS is not paid either by Duquesne Capital or by Duquesne Light pursuant to the Guarantee described under "Description of the Guarantee", dividends on such MIPS will continue to accumulate (but without any interest on amounts so accumulating) from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the Redemption Date for purposes of calculating the Redemption Price.

      Subject to the foregoing and applicable law (including, without limitation, Federal securities laws), Duquesne Light or its affiliates may at any time and from time to time purchase outstanding MIPS by tender, in the open market or by private agreement. In the event that Duquesne Light surrenders any MIPS to Duquesne Capital, Duquesne Capital will distribute to or upon the order of Duquesne Light, Debentures of the corresponding series in aggregate principal amount equal to the aggregate liquidation preference on the MIPS so surrendered.

   LIQUIDATION DISTRIBUTION

      In the event of any voluntary or involuntary dissolution, liquidation or winding up of Duquesne Capital, the holders of the MIPS of each series at the time outstanding will be entitled to receive out of the assets of Duquesne Capital available for distribution to partners of Duquesne
   Capital, after satisfaction of liabilities of creditors, if any, as required by the Delaware Act, before any distribution of assets is made to the General Partner or any other series of Preferred Securities ranking junior to the MIPS of such series with respect to participation in the assets of Duquesne Capital, but together with the holders of every other series of Preferred Securities outstanding, if any, ranking pari passu with
                                                               ----------
   the MIPS of such series with respect to participation in the assets of Duquesne Capital ("Liquidation Parity Securities"), an amount equal to the aggregate of the liquidation preference of $25 per security plus an amount equal to all accumulated and unpaid dividends on the MIPS of such series to the date of payment (the "Liquidation Distribution").

      If, upon any such liquidation, the Liquidation Distribution for MIPS of any series can be paid only in part because Duquesne Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution for such series and the aggregate maximum liquidation distributions on the Liquidation Parity Securities, then the amounts payable directly by Duquesne Capital on the MIPS of such series and on such Liquidation Parity Securities shall be paid on a pro rata basis, so that

      (i) the ratio of (x) the aggregate amount paid in respect of the Liquidation Distribution to (y) the aggregate amount paid in respect of liquidation distributions on the Liquidation Parity Securities is the same as

      (ii) the ratio of (x) the aggregate Liquidation Distribution to (y) the aggregate maximum liquidation distributions on the Liquidation Parity Securities.

      Pursuant to the Partnership Agreement, Duquesne Capital shall be dissolved and its affairs shall be wound up: (i) on ______, the expiration of the term of Duquesne Capital, (ii) upon the withdrawal, removal or bankruptcy of the General Partner, or the assignment by the General Partner of its general partnership interest in Duquesne Capital or the occurrence of any other event that results in the General Partner ceasing to be a general partner of Duquesne Capital under the Delaware Act, except for a transfer to a permitted successor of Duquesne Light under the Indenture, unless in any such case the business of Duquesne Capital is continued in accordance with the Delaware Act, (iii) upon the entry of decree of a judicial dissolution, or (iv) upon the written consent of all partners of Duquesne Capital, including the holders of the Preferred Securities.

                                 8


   MERGER, CONSOLIDATION, AMALGAMATION, ETC. OF DUQUESNE CAPITAL

      The General Partner is authorized and directed to conduct its affairs and to operate Duquesne Capital in such a way that Duquesne Capital would not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for Federal income tax purposes and so that the Debentures will be treated as indebtedness of Duquesne Light for Federal income tax purposes. In this connection, the General Partner is authorized to take any action not inconsistent with applicable law, the Certificate of Limited Partnership or the Partnership Agreement and that does not adversely affect the interests of holders of MIPS that the General Partner determines in its discretion to be necessary or desirable for such purposes.

      Duquesne Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any partnership, corporation or other body, except as described below. Duquesne Light, as General Partner, may, without the consent of the holders of the MIPS, cause Duquesne Capital to consolidate, amalgamate, merge with or into, or be replaced by a Delaware limited partnership or "other business entity" (as defined in the Delaware Act but not including any general partnership) organized under the laws of any state of the United States or the Turks and Caicos Islands, provided that (i) such successor entity either (x) expressly assumes all of the obligations of Duquesne Capital under the MIPS or (y) substitutes for the MIPS other securities having substantially the same terms as the MIPS (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits and assets of the successor entity, at least as high as the MIPS rank, with respect to participation in the profits and assets of Duquesne Capital, (ii) Duquesne Light expressly acknowledges such successor entity as the holder of the Debentures relating to the MIPS, (iii) such merger, consolidation, amalgamation or replacement does not cause the MIPS to be delisted by any national securities exchange or other organization on which the MIPS are then listed unless the MIPS are promptly relisted, or the Successor Securities are promptly listed, by such exchange or other organization, (iv) such merger, consolidation, amalgamation or replacement does not cause the MIPS to be downgraded by any "nationally recognized statistical rating organization", as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of holders of MIPS in any material respect, and (vi) prior to such merger, consolidation, amalgamation or replacement Duquesne Light has received an opinion of nationally recognized independent counsel to Duquesne Capital experienced in such matters to the effect that (w) holders of MIPS will not recognize any gain or loss for Federal income tax purposes as a result of the merger, consolidation, amalgamation or replacement, (x) such successor entity will be treated as a partnership for Federal income tax purposes,
   (y) following such merger, consolidation, amalgamation or replacement, Duquesne Light and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of holders of MIPS.

   VOTING RIGHTS

      Except as provided below and under "Description of the Guarantee-Amendments and Assignments" and as otherwise required by law and the Partnership Agreement, the holders of the MIPS will have no voting rights.

      If (i) Duquesne Capital fails to pay dividends in full on the MIPS of any series for any period of 18 consecutive months, (ii) an Event of Default with respect to the corresponding series of Debentures (as described under "Description of the Debentures and the Indenture-Events of Default; Remedies") occurs and is continuing, or (iii) Duquesne Light is in default on any of its payment or other obligations under the Guarantee (as described under "Description of the Guarantee-Certain Covenants of Duquesne

                                    9


   Light"), then the holders of the outstanding MIPS of such series, together with the holders of any other series of Preferred Securities having the right to vote for the appointment of a trustee (the "Preferred Trustee") in such event, acting as a single class, will be entitled, by vote of holders of a majority in aggregate liquidation preference of all Preferred Securities having the right to vote, to appoint and authorize a Preferred Trustee to enforce Duquesne Capital's creditor rights under the corresponding Indenture Securities (as hereinafter defined), including the corresponding Debentures, and the Indenture against Duquesne Light, enforce the obligations undertaken by Duquesne Light under the Guarantee and pay dividends on the MIPS of such series.

      For purposes of determining whether Duquesne Capital has failed to pay dividends in full for 18 consecutive months, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are set aside and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 days after such right to appoint a Preferred Trustee arises, the General Partner will convene a general meeting for the above purpose. If the General Partner fails to convene such meeting within such 30-day period, the holders of 10% in aggregate liquidation preference of the outstanding MIPS of any series will be entitled to convene such meeting. The provisions of the Partnership Agreement relating to the convening and conduct of the general meetings of partners of Duquesne Capital will apply with respect to any such meeting. Any Preferred Trustee so appointed shall vacate office immediately if Duquesne Capital (or Duquesne Light pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends on the MIPS of such series or such Event of Default or default under the Guarantee, as the case may be, shall have been cured. Notwithstanding the appointment of any such Preferred Trustee, Duquesne Light shall retain its rights under the Indenture to extend the interest payment period as provided under "Description of the Debentures and the Indenture-Option to Extend Interest Payment Period".

      If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect, (x) any action which would adversely affect the rights, preferences and privileges of the holders of MIPS of any series, whether by way of amendment to the Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any limited partnership interests of Duquesne Capital ranking, as to participation in the profits or assets of Duquesne Capital, senior to the MIPS of such series), or (y) the dissolution, liquidation or winding up of Duquesne Capital (other than in connection with a dissolution of Duquesne Capital and distribution of Debentures upon the occurrence of a Special Event), then the holders of outstanding MIPS of such series will be entitled to vote on such amendment or proposed action of the General Partner (but not on any other amendment or action) together as a class with, in the case of an action described in clause (x) above which would equally adversely affect the rights, preferences or privileges of holders of any Dividend Parity Securities or any Liquidation Parity Securities, such Dividend Parity Securities or such Liquidation Parity Securities, as the case may be, or, in the case of any amendment described in clause (y) above, all Liquidation Parity Securities, and such amendment or action shall not be effective except with the approval of the holders of 66-2/3% in aggregate liquidation preference of such class; provided, however, that no such approval shall be required if the dissolution, liquidation or winding up of Duquesne Capital is proposed or initiated pursuant to the Partnership Agreement or upon the initiation of proceedings, or after proceedings have been initiated, for the dissolution, liquidation or winding up of Duquesne Light.

      The rights of holders of MIPS of any series will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation of, any further limited partnership interests of Duquesne Capital ranking pari passu with or junior to the MIPS of such
                             -----------
   series with regard to participation in the profits or assets of Duquesne Capital. Holders of MIPS will have no preemptive rights.

                                  10


      The Partnership Agreement provides that the General Partner will not permit or cause Duquesne Capital to file a voluntary petition in bankruptcy without the affirmative vote of the holders of 66-2/3% in aggregate liquidation preference of the outstanding Preferred Securities.

      If any action is, by the terms of the Indenture, not permitted to be taken by Duquesne Capital without the consent of holders of Preferred Securities or any Preferred Trustee, the General Partner shall not, without such requisite consent, take any such action.

      Any required approval of holders of MIPS of any series may be given at a separate meeting of such holders convened for such purpose, at a general meeting of partners of Duquesne Capital or pursuant to written consent. Duquesne Capital will cause a notice of any meeting at which holders of the MIPS of such series are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of such MIPS. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such holders are entitled to vote or upon which written consent is sought and
   (iii) instructions for the delivery of proxies or consents.

      No vote or consent of the holders of the MIPS will be required for Duquesne Capital to redeem and cancel MIPS in accordance with the Partnership Agreement.

      Notwithstanding that holders of MIPS of any series are entitled to vote or consent under any of the circumstances described above, the holders of MIPS of such series that are owned by Duquesne Light or any affiliate of Duquesne Light shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

   BOOK-ENTRY-ONLY ISSUANCE

      The Depository Trust Company ("DTC") will initially act as securities depository for the MIPS. The MIPS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). DTC and any other depositary which may replace DTC as depositary for the MIPS are sometimes referred to herein as the "Depositary." One or more fully-registered global certificates will be issued for each series, representing in the aggregate the total number of MIPS for such series, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

      Purchases of MIPS under the DTC system must be made by or through Direct Participants, which will receive a credit for the MIPS on DTC's records. The ownership interest of each actual purchaser of MIPS ("Beneficial

                                  11


   Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased MIPS. Transfers of ownership interests in the MIPS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in MIPS, except in the event that use of the book-entry system for the MIPS is discontinued.

      To facilitate subsequent transfers, all MIPS deposited by Participants are registered in the name of Cede & Co. DTC has no knowledge of the
   actual Beneficial  Owners  of the  MIPS;   DTC's records  reflect only  the
   identity of the Direct Participants to whose accounts such MIPS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance  of  notices  and  other  communications  by  DTC  to  Direct
   Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. If less than all of the MIPS of any series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

      Although voting with respect to the MIPS is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to MIPS. Under its usual procedures, DTC would mail its Omnibus Proxy to Duquesne Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the MIPS are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Dividend payments on the MIPS will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, Duquesne Capital or Duquesne Light, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of Duquesne Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the MIPS at any time by giving reasonable notice to Duquesne Capital. Under such circumstances, in the event that a successor securities depository is not obtained, MIPS certificates are required to be printed and delivered. Additionally, Duquesne Capital (with the consent of Duquesne Light) may decide to select another Depositary for the MIPS or to discontinue use of the system of book-entry transfers through DTC (or a successor Depositary). In the latter event, certificates for the MIPS will be printed and delivered.

                                  12


      The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. Duquesne Capital and Duquesne Light believe such information to be reliable, but neither Duquesne Capital nor Duquesne Light takes any responsibility for the accuracy thereof.

      None of Duquesne Light, Duquesne Capital any paying agent or any other agent of Duquesne Light or Duquesne Capital will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in MIPS or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   REGISTRAR, TRANSFER AGENT AND PAYING AGENT

      Duquesne Light will act as registrar, transfer agent and paying agent for the MIPS.

      Registration of transfers of MIPS will be effected without charge by or on behalf of Duquesne Capital, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it, together with the giving of such indemnity as Duquesne Capital or Duquesne Light may require.

      Duquesne Capital will not be required to register or cause to be registered the transfer of any MIPS which have been called for redemption.

                           DESCRIPTION OF THE GUARANTEE

      SET FORTH BELOW IS A SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE PAYMENT AND GUARANTEE AGREEMENT (THE "GUARANTEE") WHICH WILL BE EXECUTED AND DELIVERED BY DUQUESNE LIGHT FOR THE BENEFIT OF THE HOLDERS OF ANY SERIES FROM TIME TO TIME OF THE PREFERRED SECURITIES. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE FORM OF GUARANTEE FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

   GENERAL

      Duquesne Light will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full, to the holders of the Preferred Securities of each series (including any series of MIPS), the Guarantee Payments (as defined below), as and when due, regardless of any defense, right of set-off or counterclaim which Duquesne Capital may have or assert. As used herein, Guarantee Payments means the following payments, without duplication, to the extent not paid by Duquesne Capital (the "Guarantee Payments"): (i) any accumulated and unpaid dividends on the Preferred Securities of such series, but only to the extent that Duquesne Capital has
   (a) funds legally available for the payment of such dividends, as determined by the General Partner, and (b) cash on hand sufficient to make such payment; (ii) the Redemption Price payable with respect to Preferred Securities of such series called for redemption by Duquesne Capital, but only to the extent that Duquesne Capital has (a) funds legally available for the payment of such Redemption Price, as determined by the General Partner, and (b) cash on hand sufficient to make such payment; and (iii) upon a liquidation of Duquesne Capital, the lesser of (a) the Liquidation Distribution and (b) the amount of assets of Duquesne Capital legally available to Duquesne Capital for distribution to holders of Preferred Securities. Duquesne Light's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Duquesne Light to holders of Preferred Securities or by causing Duquesne Capital to pay such amounts to such holders.

      If Duquesne Light fails to make payments of principal of or interest on the Debentures, Duquesne Capital will not have sufficient funds to make corresponding payments in respect of the Redemption Price or Liquidation Distribution, as the case may be, of, or dividends on, the MIPS. The

                                   13


   Guarantee does not cover payment of amounts in respect of the MIPS to the extent that Duquesne Capital does not have legally available funds for the payment thereof and cash on hand sufficient to make such payment. In such event, a holder of MIPS may enforce certain rights in respect of the Debentures under the Indenture. See "Description of the Debentures and the Indenture-Enforcement of Certain Rights by Holders of MIPS".

   CERTAIN COVENANTS OF DUQUESNE LIGHT

      In the Guarantee, Duquesne Light will covenant that, so long as any Preferred Securities remain outstanding, Duquesne Light shall not pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee if at such time Duquesne Light is in default with respect to its payment or other obligations under the Guarantee or there has occurred and is continuing a payment default (whether before or after the expiration of any period of grace) or an Event of Default under the Indenture.

      In the Guarantee, Duquesne Light will also covenant that, so long as any Preferred Securities of any series remain outstanding, it will (i) not voluntarily (to the extent permitted by the Delaware Act) dissolve, liquidate or wind up Duquesne Capital; (ii) remain the sole General Partner of Duquesne Capital and timely perform all of its duties as General Partner of Duquesne Capital (including the duty to pay dividends on the Preferred Securities), provided that any permitted successor of Duquesne Light under the Indenture may succeed to Duquesne Light's duties as General Partner; and (iii) use its reasonable efforts to cause Duquesne Capital to remain a limited partnership (or permitted successor under the Partnership Agreement) and otherwise continue to be treated as a partnership for Federal income tax purposes.

   AMENDMENTS AND ASSIGNMENT

      Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities of any series (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66-2/3% in aggregate liquidation preference of the outstanding Preferred Securities of each affected series (voting together as one class). All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers and trustees of Duquesne Light and will inure to the benefit of the holders of the Preferred Securities.

   TERMINATION OF THE GUARANTEE

      The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities or upon full payment of the amounts payable upon liquidation of Duquesne Capital. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

   STATUS OF THE GUARANTEE

      The Guarantee will constitute an unsecured obligation of Duquesne Light and will rank, like the Debentures and other Indenture Securities, subordinate to all Senior Indebtedness (as hereinafter defined). The Guarantee provides that each holder of Preferred Securities by acceptance thereof agrees that (1) amounts payable under the Guarantee will be subordinate in right of payment to amounts payable upon the Senior Indebtedness to the same extent that amounts payable under the Indenture and in respect of Indenture Securities (including the Debentures) are so

                                   14


   subordinated and (2) the subordination provisions of the Indenture applicable to holders of Indenture Securities will be equally applicable to it. For a discussion of the subordination provisions relating to the Debentures and other Indenture Securities, see "Description of the Debentures and the Indenture-Subordination".

      The Guarantee will constitute a guarantee of payment and not of collection. A holder of Preferred Securities may enforce the Guarantee directly against Duquesne Light, and Duquesne Light will waive any right or remedy to require that any action be brought against Duquesne Capital or any other person or entity before proceeding against Duquesne Light. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Duquesne Capital and by complete performance of all obligations under the Guarantee.

   GOVERNING LAW

      The Guarantee will be governed by and construed and interpreted in accordance with the laws of the State of New York.


                 DESCRIPTION OF THE DEBENTURES AND THE INDENTURE

      SET FORTH BELOW IS A SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE INDENTURE AND THE DEBENTURES TO BE ISSUED THEREUNDER THAT WILL EVIDENCE THE LOANS TO BE MADE BY DUQUESNE CAPITAL TO DUQUESNE LIGHT OF THE PROCEEDS OF MIPS AND DUQUESNE LIGHT'S RELATED CAPITAL CONTRIBUTIONS TO DUQUESNE CAPITAL. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE DETAILED PROVISIONS OF THE FORMS OF INDENTURE AND OFFICER'S CERTIFICATE ESTABLISHING THE DEBENTURES FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. UNDER CERTAIN CIRCUMSTANCES FOLLOWING THE OCCURRENCE OF A SPECIAL EVENT, DEBENTURES MAY BE DISTRIBUTED TO THE HOLDERS OF MIPS AND DUQUESNE CAPITAL MAY BE DISSOLVED. SEE "DESCRIPTION OF THE MIPS-SPECIAL EVENT REDEMPTION OR EXCHANGE".

   GENERAL

      Pursuant to an Indenture (the "Indenture"), between Duquesne Light and The First National Bank of Chicago, trustee (the "Indenture Trustee"), Duquesne Light will issue to Duquesne Capital, with respect to each series of MIPS issued and sold by Duquesne Capital, a series of Monthly Income Subordinated Debentures (the "Debentures"), in an aggregate principal amount equal to the aggregate liquidation preference of such series of MIPS and the related capital contribution by Duquesne Light, bearing interest at an annual rate equal to the annual dividend rate on such series of MIPS and having certain other terms which correspond to the terms of such series of MIPS.

      Unless otherwise provided in a Prospectus Supplement, the entire principal amount of all Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as hereinafter defined), if any, on the date that is the last dividend payment date prior to the fiftieth anniversary of the issuance of the MIPS of the first series issued.

      The Indenture provides that, in addition to the Debentures, additional subordinated debentures may be issued thereunder, without limitation as to the aggregate principal amount, provided that such securities are issued to evidence loans by Duquesne Capital of the proceeds of the issuance of Preferred Securities and related capital contributions by Duquesne Light to Duquesne Capital. The Debentures and all other subordinated debentures hereafter issued under the Indenture are collectively referred to as the "Indenture Securities". The Indenture does not limit the amount of other debt, secured or unsecured, which may be issued by Duquesne Light. The Indenture Securities will be subordinate and junior to all Senior Indebtedness of Duquesne Light. As of March 31, 1994, Duquesne Light had

                                    15


   approximately $1,509,000,000 of Senior Indebtedness outstanding (exclusive of certain guarantees and other contingent obligations, but inclusive of capitalized lease obligations and current installments and short-term notes payable).

      The Restated Articles of Duquesne Light provide that Duquesne Light may not issue any unsecured indebtedness without the consent of the holders of two-thirds of its outstanding preferred stock, except for certain limited purposes, if immediately after such issue the total principal amount of unsecured indebtedness issued or assumed by Duquesne Light then outstanding would exceed 20% of the aggregate of (i) the total principal amount of all secured indebtedness then outstanding and (ii) the total of the capital stock and earned and capital surplus of Duquesne Light plus any premiums on capital stock of Duquesne Light as then to be stated on its books plus any premiums on capital stock of Duquesne Light of any class then carried on its books. At March 31, 1994 Duquesne Light could have issued approximately $420 million of unsecured indebtedness (such as the Debentures) without violating this restriction.

   MANDATORY REDEMPTION

      If Duquesne Capital redeems MIPS of any series in accordance with the terms thereof, Duquesne Light shall redeem Debentures of the corresponding series, in a principal amount equal to the aggregate liquidation preference of the MIPS of such series so redeemed, at a redemption price equal to 100% of the aggregate principal amount of such Debentures to be redeemed, (plus any accrued but unpaid interest, including Additional Interest, if any), any such redemption to be made on the date such MIPS are redeemed or on such earlier date as Duquesne Capital and Duquesne Light shall agree.

   OPTIONAL REDEMPTION

      Unless otherwise provided in a Prospectus Supplement, Duquesne Light will have the right to redeem the Debentures relating to the MIPS of any series, at any time on or after the fifth anniversary of the last day of the month in which such Debentures are issued, in whole or in part (at a redemption price equal to 100% of the aggregate principal amount of such Debentures to be redeemed, plus any accrued but unpaid interest, including Additional Interest, if any, to the date fixed for redemption), upon not less than 30 nor more than 60 days' notice.

   INTEREST

      The Debentures relating to MIPS of any series will bear interest at the annual rate set forth in the Prospectus Supplement for such series, accruing from the date they are issued until maturity. Such interest will be payable monthly in arrears on the last day of each calendar month to the holder of record one Business Day prior to the relevant interest payment date, subject to the right of Duquesne Light to extend any interest payment period as described below; provided, however, that if the Debentures of any series are held neither by Duquesne Capital nor by a securities depositary, Duquesne Light shall have the right to change such record dates.

      The amount of interest payable for any monthly interest payment period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly interest period, will be computed on the basis of the actual number of days elapsed in such period.

      In the event that any date on which interest or principal is payable on the Debentures is not a Business Day, then payment of the amounts payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding

                                 16


   Business Day, in each case with the same force and effect, and in the same amount, as if made on such date.

   OPTION TO EXTEND INTEREST PAYMENT PERIOD

      Duquesne Light shall have the right at any time or times during the term of the Indenture Securities of any series, including any series of Debentures, so long as Duquesne Light is not in default in the payment of interest under any Indenture Securities, to extend interest payment periods for up to 18 consecutive months, and at, or at any time prior to, the end of any such extended interest payment period Duquesne Light will pay all interest then accrued and unpaid (together with interest thereon at the rate specified for such Indenture Securities to the extent permitted by applicable law); provided that, during any such extended interest payment
                    --------
   period, Duquesne  Light  shall  not pay  or  declare  any dividend  on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other  than payments under the  Guarantee); and provided
                                                                  --------
   further that any such extended interest payment  period may only be selected
   -------
   with respect to any Indenture Securities if an extended interest payment period of identical length is simultaneously selected for all Indenture
   Securities.   Prior to   the  end of  any such  extended  interest payment
   period of  less than  18   consecutive  months, Duquesne Light may further
   extend the interest payment  period; provided that  such extended interest
                                        --------
   payment period, together with all such further extensions thereof, may not exceed a period of 18 consecutive months. Following the termination of any extended interest payment period, if Duquesne  Light has paid all accrued and unpaid interest required by the Indenture Securities for such period, Duquesne Light shall have the right to again extend interest payment periods for up to 18 consecutive months
   herein  described.   So  long as  Duquesne Capital  is  the sole holder of
   Indenture Securities, Duquesne Light shall give Duquesne Capital notice of its selection of any such extended interest payment period one Business Day prior to the earlier of (i) the date dividends on any series of Preferred Securities would otherwise be payable and (ii) the date Duquesne Capital is required to give notice of the record or payment date of such dividends to any national securities exchange on which the Preferred Securities of such series shall be listed or to holders of the Preferred Securities of such series, but in any event not less than two Business Days prior to such
   record  date.   Duquesne Light  will cause  Duquesne Capital  to give  such notice of Duquesne Light's selection of any such extended interest payment period to the holders of the Preferred Securities. If Duquesne Capital is not the sole holder of the Indenture Securities, Duquesne Light shall give the holders of Indenture Securities (including the Debentures) notice of its selection of such extended interest payment period ten Business Days prior to the related interest payment date.

   ADDITIONAL INTEREST

      If Duquesne Capital shall be required to pay, with respect to its income derived from the interest payments on the Indenture Securities of any series, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States, or any other taxing authority, then, in any such case, Duquesne Light will pay as interest on such series of Indenture Securities such additional interest ("Additional Interest") as may be necessary in order that the net amounts received and retained by Duquesne Capital after the payment of such taxes, duties, assessments or governmental charges shall result in Duquesne Capital's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges.


   BOOK-ENTRY SYSTEM AND SETTLEMENT IN THE EVENT OF EXCHANGE

      In the event that Debentures are to be distributed to the holders of the MIPS, it is anticipated that such distribution would occur in book-entry form and that DTC, or any successor Depositary for the MIPS, would act as depositary for the Debentures and that the depositary arrangements for the Debentures would be substantially identical to those in effect for the

                               17


   MIPS. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Description of the MIPS-Book-Entry-Only Issuance".

      Except under certain limited circumstances as described under "Description of the MIPS-Book-Entry-Only Issuance" for delivery of certificates evidencing beneficial ownership in MIPS, the Debentures would not be issuable as, or exchangeable for, Debentures in definitive certificated form. In the event that Debentures were to be issued in certificated form, such Debentures would be in denominations of $25.00 and integral multiples thereof and principal and interest on such Debentures would be payable at, and transfers or exchanges of such Debentures would be effected at, the office or agency of Duquesne Light designated for such purposes.

   SUBORDINATION

      The Indenture will provide (and each holder of MIPS by acceptance thereof agrees) that each of the Debentures is subordinate and junior in right of payment to all Senior Indebtedness. The Indenture defines "Senior Indebtedness" as all obligations (other than non-recourse obligations and the indebtedness issued under the Indenture) of, or guaranteed or assumed by, Duquesne Light for borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the Indenture Securities)) or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of Duquesne Light and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Indenture or subsequently incurred by Duquesne Light; provided that Duquesne Light's obligations under the Guarantee shall not be deemed to be "Senior Indebtedness" for purposes of the Indenture (or the Guarantee).

      Upon the maturity of any Senior Indebtedness of Duquesne Light by lapse of time, acceleration or otherwise, all such Senior Indebtedness then due and owing shall first be paid in full, before any payment is made on account of, or Duquesne Light can acquire, any Indenture Securities (including the Debentures).

      In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of Duquesne Light or a substantial part of its property or of any proceedings for liquidation, dissolution or other winding up of Duquesne Light, whether or not involving insolvency or bankruptcy, or (b) that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior
   Indebtedness or (ii) there shall have occurred a default (other than a default in the payment of principal or interest, or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of or the accrued interest on the Indenture Securities of any series shall have been declared due and payable upon an Event of Default and such declaration shall not have been rescinded and annulled as provided under the Indenture, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Indenture Securities are entitled to receive a payment on account of the principal of or any interest on the indebtedness evidenced by their Indenture Securities. Any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of

                                  18


   the Indenture Securities shall be paid or delivered directly to the holders of such Senior Indebtedness (or their representative or trustee) in accordance with the priorities then existing among such holders until all Senior Indebtedness of Duquesne Light shall have been paid in full before any payment or distribution is made to the holders of Indenture Securities. In the event that notwithstanding such subordination provisions, any payment or distribution of assets of any kind or character is made on the Indenture Securities before all Senior Indebtedness is paid in full, the Indenture Trustee or the holders of Indenture Securities receiving such payment will be required to pay over such payment or distribution to the holders of such Senior Indebtedness.

      No present or future holder of any Senior Indebtedness of Duquesne Light shall be prejudiced in the right to enforce subordination of the indebtedness under the Indenture by any act or failure to act on the part of Duquesne Light.

      Senior Indebtedness will not be deemed to have been paid in full unless the holders thereof shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of Indenture Securities shall be subrogated to all the rights of any holders of such Senior Indebtedness to receive any further payments or distributions applicable to such Senior Indebtedness until the Indenture Securities shall have been paid in full, and such payments or distributions of cash, securities or other property received by the holders of Indenture Securities, by reason of such subrogation, which otherwise would be paid or distributed to the holders of such Senior Indebtedness, shall, as between Duquesne Light and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of Indenture Securities on the other, be deemed to be a payment on account of Senior Indebtedness, and not on account of the Indenture Securities.

   CERTAIN COVENANTS OF DUQUESNE LIGHT

      The Indenture will provide that, so long as any Preferred Securities of any series remain outstanding, Duquesne Light will not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee) if at such time Duquesne Light (i) will be in default with respect to its payment or other obligations under the Guarantee, (ii) there shall have occurred and be continuing a payment default (whether before or after the expiration of any period of grace) or an Event of Default under the Indenture or (iii) has given notice of its election to extend any interest payment period as provided in the Indenture, and such period, or any extension thereof, shall be continuing.

      The Indenture will also provide that, so long as Preferred Securities of any series remain outstanding, Duquesne Light will (i) maintain direct or indirect ownership of all interests in Duquesne Capital other than such Preferred Securities, (ii) not voluntarily dissolve, liquidate or wind up Duquesne Capital, (iii) remain the sole General Partner of Duquesne Capital and timely perform in all material respects all of its duties as the General Partner of Duquesne Capital (including the duty to pay dividends on the MIPS as described in the fourth paragraph under "Description of the MIPS-Dividends"), provided that any permitted successor to Duquesne Light under the Indenture may succeed to Duquesne Light's duties as General Partner of Duquesne Capital, and (iv) use reasonable efforts to cause Duquesne Capital to remain a limited partnership and otherwise continue to be treated as a partnership for Federal income tax purposes; provided that Duquesne
                                                                 --------
   Light may permit Duquesne Capital to consolidate or merge with or into another limited partnership or other permitted successor as described above under "Description of the MIPS-Merger, Consolidation, Amalgamation, etc. of Duquesne Capital" so long as Duquesne Light agrees to comply with the covenants described in clauses (i) through (iv) above with respect to such successor limited partnership or other permitted successor.

      So long as Duquesne Capital holds the Debentures of any series, it may not waive compliance or waive any default in compliance by Duquesne Light with any covenant or other term in such Debentures or the Indenture, or any past default under the Indenture, without the approval of the holders of at least 66-2/3% in aggregate liquidation preference of the outstanding Preferred Securities affected.

   EVENTS OF DEFAULT; REMEDIES

      The following events shall constitute Events of Default with respect to each series of Indenture Securities (including each series of Debentures) issued under the Indenture:

         (a) Duquesne Light shall fail to pay any interest, including any Additional Interest, on any Indenture Securities of such series within 30 days after the same becomes due and payable (whether or not payment is prohibited by the provisions described above under "Subordination" or otherwise); provided that a valid extension of the interest payment period
                  --------
      by Duquesne Light shall not constitute a default in the payment of interest for this purpose;

         (b) Duquesne Light shall fail to pay when due any principal of or premium, if any, on any Indenture Securities of such series, whether at maturity, upon redemption, by declaration of acceleration or otherwise (whether or not payment is prohibited by the provisions described above under "Subordination" or otherwise);

         (c) Duquesne Light shall fail to perform or breach any covenant or warranty in the Indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 60 days after there has been given to the Duquesne Light by the Indenture Trustee, or to Duquesne Light and the Indenture Trustee by the holders of at least 25% in principal amount of outstanding Indenture Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default", unless the Indenture Trustee, or the Indenture Trustee and the holders of a principal amount of Indenture Securities of such series not less than the principal amount of Indenture Securities of such series the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Indenture Trustee, or the Indenture Trustee and such holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by Duquesne Light within such period and is being diligently pursued;

         (d) Certain events relating to reorganization, bankruptcy or insolvency of Duquesne Capital or Duquesne Light or the appointment of a receiver or trustee for its property; or

         (e) any other Event of Default specified with respect to Indenture Securities of such series.

   No Event of Default with respect to any series of Indenture Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

      If an Event of Default due to the default in payment of principal of or interest on any series of Indenture Securities or due to the default in the performance or breach of any other covenant or warranty of Duquesne Light applicable to the Indenture Securities of such series but not applicable to all series occurs and is continuing, then either the Indenture Trustee or the holders of 25% in principal amount of the outstanding Indenture Securities of such series or a Preferred Trustee appointed in respect of the Preferred Securities of the corresponding series as described under "Description of the MIPS-Voting Rights" may declare the principal of all of the Indenture Securities of such series and interest accrued thereon to be due and payable immediately (subject to the subordination provisions of the

                                  20


   Indenture). If an Event of Default due to the default in the performance of any other covenants or agreements in the Indenture applicable to all outstanding Indenture Securities or due to certain events of bankruptcy, insolvency or reorganization of Duquesne Light or Duquesne Capital, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of all outstanding Indenture Securities, considered as one class, or the Preferred Trustees appointed in respect of series of outstanding Indenture Securities representing not less than 25% in principal amount of all Indenture Securities then outstanding, and not the holders of the Indenture Securities of any one of such series or the Preferred Trustee appointed in respect of any one series, may make such declaration of acceleration.

      At any time after the declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if (a) Duquesne Light has paid or deposited with the Indenture Trustee a sum sufficient to pay (1) all overdue interest on all Indenture Securities of such series; (2) the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities; (3) interest upon overdue interest at the rate or rates prescribed therefor in such Indenture Securities to the extent that payment of such interest is lawful; and (4) all amounts due to the Indenture Trustee under the Indenture; and (b) any other Event or Events of Default with respect to the Indenture Securities of such series, other than the nonpayment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

      If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the holders of a majority in principal amount of the outstanding Indenture Securities of such series or the Preferred Trustee appointed in respect of such series may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee with respect to the Indenture Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, or the Preferred Trustees appointed with respect to series of outstanding Indenture Securities representing 66-2/3% in aggregate principal amount of the outstanding Indenture Securities of all such series, will have the right to make such direction, and not the holders of the Indenture Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders or any such Preferred Trustee, the Indenture Trustee shall be entitled to receive from such holders or any such Preferred Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction.

      Duquesne Light will be required to furnish to the Indenture Trustee annually a statement of an officer of Duquesne Light to the effect that, to the best of such officer's knowledge, Duquesne Light is not in default in the performance of the terms of the Indenture or, if such officer has knowledge that Duquesne Light is in default, specifying such default.

      The Indenture provides that no holder of Indenture Securities issued under the Indenture may institute any proceeding against Duquesne Light with respect to the Indenture unless (a) the holder has previously given to the Indenture Trustee written notice of a continuing Event of Default and unless the holders of not less than 25% in principal amount of the Indenture Securities of all series of Indenture Securities in respect of

                                  21


   which an Event of Default has occurred and is continuing have requested the Indenture Trustee to institute such action and shall have offered the Indenture Trustee reasonable indemnity, (b) the Indenture Trustee shall not have instituted such action within 60 days of such request, and (c) the Indenture Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the outstanding Indenture Securities of such affected series. Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Indenture Securities. Notwithstanding the foregoing, each holder of an
   Indenture Security has a right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder.

      The Indenture requires the Indenture Trustee to give to all holders of outstanding Indenture Securities of any series notice of any default to the extent required by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), unless such default has been cured or waived; provided that in the case of any Default of the character specified above in clause
   (c) under "Events of Default", no such notice will be given to such holders until at least 45 days after the occurrence thereof. The Trust Indenture Act currently permits the Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the holders.

   ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF MIPS

      Holders of MIPS will have the rights referred to under "Description of the MIPS-Voting Rights", including the right under certain circumstances to appoint a Preferred Trustee, which trustee shall be authorized to exercise Duquesne Capital's right to accelerate the principal amount of the Debentures and to enforce Duquesne Capital's other creditor rights under the Debentures and the Indenture.

      The Indenture provides that for so long as any Preferred Securities remain outstanding, the obligations of Duquesne Light thereunder are for the benefit of the holders of Preferred Securities. The holders, or a Preferred Trustee appointed by and acting on behalf of the holders, may enforce Duquesne Light's obligations under the Indenture and the Debentures directly against Duquesne Light as third party beneficiary of Duquesne Light's obligations thereunder to the same extent as if such holders of Preferred Securities held a principal amount of Debentures equal to the liquidation preference of the Preferred Securities held by such holder.

   MODIFICATION OF INDENTURE

      Without the consent of any holders of Indenture Securities, Duquesne Light and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any successor to Duquesne Light of the covenants of Duquesne Light in the Indenture and the Indenture Securities; or (b) to add one or more covenants of Duquesne Light or other provisions for the benefit of the holders of all or any series of outstanding Indenture Securities or to surrender any right or power conferred upon Duquesne Light by the Indenture; or (c) to add any additional Events of Default with respect to all or any series of outstanding Indenture Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the holders of Indenture Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Indenture Security of such series remaining outstanding under the Indenture; or (e) to provide collateral security for the Indenture Securities; or (f) to establish the form or terms of Indenture Securities of any series as permitted by the Indenture; or (g) to evidence and provide for the acceptance of appointment of a successor Indenture Trustee under the Indenture with respect to the Indenture Securities of one or more

                                 22


   series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (h) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Indenture Securities: or (i) to change any place where (1) the principal of and premium, if any, and interest, if any, on any Indenture Securities shall be payable, (2) any Indenture Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon Duquesne Light in respect of Indenture Securities and the Indenture may be served; or (j) to cure any ambiguity or inconsistency or to make or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the holders of Indenture Securities of any series in any material respect.

      Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, Duquesne Light and the Indenture Trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such amendment.

      The consent of the holders of not less than a majority in principal amount of the Indenture Securities of all series then outstanding under the Indenture, considered as one class, is required for the purpose, pursuant to an indenture or supplemental indenture, of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the holders of such series; provided, however, that if less than all of the series of Indenture Securities outstanding under the Indenture are directly affected by a supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture will, without the consent of the holder of each Indenture Security outstanding under the Indenture of each such series directly affected thereby, (a) change the stated maturity of, or any installment of principal of or the rate of interest on or method of calculating the rate of interest on (or the amount of any installment of interest on), any Indenture Security, or reduce the principal thereof or redemption premium thereon, if any, or change the currency in which any Indenture Security is payable, or impair the right to institute suit for the enforcement of payment on any Indenture Security,
   (b) reduce the percentage in principal amount of the Indenture Securities outstanding under such series (or, if applicable, in liquidation preference of any series of Preferred Securities) required to consent to any supplemental indenture or waiver under the Indenture or to reduce the requirements for quorum and voting or (c) modify the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

      A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or which modifies the rights of the holders of Indenture Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of any other Indenture Securities.

      Notwithstanding the foregoing, so long as any of the affected Preferred Securities remain outstanding, Duquesne Capital shall not agree to any such amendment that affects the holders of Preferred Securities then outstanding, without the prior consent of the holders of not less than 66-2/3% in liquidation preference of all such Preferred Securities considered

                                     23


   as one class (or, in the case of changes described in (a), (b) or (c) above, 100% in aggregate liquidation preference of all such affected Preferred Securities then outstanding).

   DEFEASANCE

      The Indenture Securities of any series, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture, and the entire indebtedness of Duquesne Light in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee or any paying agent other than Duquesne Light, in trust: (a) money in the amount which will be sufficient, or (b) Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of (a) and
   (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

   GOVERNING LAW

      The Indenture and Debentures will be governed by and construed in accordance with the laws of the State of New York.

   MISCELLANEOUS

      The Indenture provides that Duquesne Light may consolidate or merge with, or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation, provided that such successor corporation expressly assumes all obligations of Duquesne Light under the Indenture and certain other conditions are met.

   RESIGNATION OF THE INDENTURE TRUSTEE

      The Indenture Trustee may resign at any time by giving written notice thereof to Duquesne Light or may be removed at any time by act of the holders of a majority in principal amount of Indenture Securities then outstanding delivered to the Indenture Trustee and Duquesne Light; provided that so long as any Preferred Securities remain outstanding, Duquesne
   Capital shall not enter into any act to remove the Indenture Trustee without the consent of the holders of 66-2/3% in aggregate liquidation preference of Preferred Securities outstanding. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if Duquesne Light has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

                                     24


                          UNITED STATES INCOME TAXATION

   In General

      This section is a summary of certain Federal income tax considerations that may be relevant to prospective purchasers of MIPS and represents the opinion of Reid & Priest, counsel to Duquesne Light and Duquesne Capital, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

      No attempt has been made in the following discussion to comment on all Federal income tax matters affecting purchasers of MIPS. Moreover, the discussion focuses on holders of MIPS who are individual citizens or resident of the United States and has only limited application to corporations, estates, trusts, or non-resident aliens. Accordingly, each prospective purchaser of MIPS should consult, and should depend upon, his or her own tax advisor in analyzing the Federal, state, local and foreign income tax consequences of the purchase, ownership, or disposition of MIPS.

   INCOME FROM MIPS

      In the opinion of Reid & Priest, Duquesne Capital will be treated as a partnership for Federal income tax purposes. Accordingly, each MIPS holder will be required to include in gross income his or her distributive share of Duquesne Capital's net income. Any amount so included in a MIPS holder's gross income will increase his or her tax basis in the MIPS, and the amount of cash dividends distributed to the MIPS holder will be a non-taxable reduction in his or her tax basis in the MIPS. The income included in a MIPS holder's gross income should not exceed dividends received on such MIPS, except in the limited circumstances described below under "Potential Extension of Interest Payment Period." No portion of such income will be eligible for the dividends received deduction.

   DISPOSITION OF MIPS

      Upon the sale or redemption for cash of MIPS, gain or loss realized will be recognized by each MIPS holder in an amount equal to the difference between (i) the amount realized by the MIPS holder for such MIPS, and (ii) such holder's tax basis in such MIPS. Depending upon the particular circumstances of a MIPS holder, gain or loss recognized by such holder on the sale or exchange of MIPS held for more than one (1) year will generally be taxable as long-term capital gain or loss.

   EXCHANGE OF THE MIPS FOR DEBENTURES

      Under certain circumstances relating to changes in law, as described under the caption "Description of the MIPS - Special Event Redemption or Exchange", Duquesne Capital may distribute the Debentures to MIPS holders in exchange for the MIPS. Such an exchange will generally be treated as a non-taxable exchange and will result in each MIPS holder receiving an aggregate basis in its Debentures equal to such holder's aggregate tax basis in its MIPS. A MIPS holder's holding period in the Debentures received in such an exchange will include the period for which the MIPS were held by such holder, provided the MIPS were held as a capital asset.

      If such an exchange occurs following a determination that, due to a change in law, Duquesne Capital is subject to Federal income tax with respect to interest received on the Debentures, such exchange will generally be taxable to the MIPS holder. Gain or loss will be recognized in amount measured by the difference between the MIPS holder's basis in its MIPS and the value of the Debentures received in the exchange. In such a

                                   25


   case, the holding period of the MIPS holder for the Debentures will not include the period for which the MIPS were held.

   DUQUESNE CAPITAL INFORMATION RETURNS AND AUDIT PROCEDURES

      Duquesne Light, as the General Partner of Duquesne Capital, will furnish each MIPS holder with a Schedule K-1 for each year setting forth such MIPS holder's allocable share of income for the prior calendar year. Duquesne Light is currently required to furnish such Schedule K-1's as soon as practicable following the end of each year, but in any event prior to March 31.

      Any person who holds MIPS as a nominee for another person is required to furnish to Duquesne Light: (i) the name, address and taxpayer identification number of the beneficial owner and nominee; (ii) information as to whether the beneficial owner is (a) a person that is not a United States person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of the foregoing, or (c) a tax-exempt entity; (iii) the amount and description of the MIPS held, acquired or transferred for the beneficial owner; and (iv) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons, and certain information on MIPS that they acquire, hold, or transfer for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to Duquesne Light. The nominee is required to supply the beneficial owners of the MIPS with the information furnished to Duquesne Light.

   POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD

      Under the terms of the Debentures, Duquesne Light will be permitted to extend from time to time interest payment periods for up to 18 consecutive months. In the event that Duquesne Light exercises this right, it may not, among other things, declare or pay dividends on any of its capital stock. Because the interest payment period is extendable, the interest on the Debentures will be treated as "original issue discount" ("OID") pursuant to Code sections 1271 et seq. and the Treasury Regulations promulgated
                      ------
   thereunder. Pursuant thereto, Duquesne Capital will be required to include the interest on the Debentures in income as it accrues in accordance with a constant yield method based upon a compounding of interest before actual receipt of the cash payment representing such interest.

      Accrued income includible by Duquesne Capital during an extended interest payment period pursuant to the OID rules will be allocated, but not distributed, to MIPS holders of record on the Business Day preceding the last day of each calendar month. As a result, during an extended interest payment period holders of MIPS will include interest in gross income in advance of the receipt of cash. The tax basis of MIPS will be increased by the amount of any interest that is included in a MIPS holder's income without receipt of cash, and will be decreased when and if such cash is subsequently received by such MIPS holder from Duquesne Capital.

      However, in the event that interest payable on the Debentures is not deductible by Duquesne Light for Federal income tax purposes, during an extended interest payment period holders of the MIPS will not include any amount in gross income with respect to the MIPS until Duquesne Capital is required to include such amounts in its income, which should occur at approximately the same time as the receipt of cash from Duquesne Capital.

                                    26


   UNITED STATES ALIEN HOLDERS

      For purposes of this discussion, a "United States Alien Holder" is any holder of MIPS who is (i) a nonresident alien individual, foreign corporation, partnership, estate or trust, and (ii) not subject to Federal income tax on a net income basis in respect of a MIPS.

      Under current Federal income tax law:

         (i) payments by Duquesne Capital or any of its paying agents to any United States Alien Holder will not be subject to Federal withholding tax provided that (a) the beneficial owner of MIPS does not actually or constructively own ten percent (10%) or more of the total combined voting power of all classes of stock of Duquesne Light entitled to vote,
      (b) the beneficial owner of MIPS is not a controlled foreign corporation that is related to Duquesne Light through stock ownership, and (c) either (1) the beneficial owner of MIPS certifies to Duquesne Capital or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address, or (2) the holder of MIPS is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and such holder certifies to Duquesne Capital or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes Duquesne Capital or its agent with a copy thereof; and

         (ii) a United States Alien Holder will generally not be subject to Federal tax on any gain realized upon the sale or exchange of MIPS unless such holder is present in the United States for 183 days or more in the taxable year of the sale and either has a "tax home" in the United States or certain other requirements are met.

   The above paragraphs (i) and (ii) are subject to the following discussion on backup withholding and assume satisfaction by Duquesne Light of its withholding tax obligations.

   BACKUP WITHHOLDING AND INFORMATION REPORTING

      In general, information reporting requirements will apply to payments of the proceeds of the sale of MIPS within the United States to noncorporate U.S. MIPS holders, and "backup withholding" at a rate of thirty-one percent (31%) will apply to such payments if such MIPS holder fails to provide to Duquesne Capital an accurate taxpayer identification number.

      Payments of the proceeds from the sale by a United States Alien Holder of MIPS made to or through a foreign office or a broker will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person fifty percent (50%) or more of whose gross income is effectively connected with a United States trade or business for a specified three (3) year period, information reporting may apply to such payments. Payments of the proceeds from the sale of MIPS to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                               PLAN OF DISTRIBUTION

      Duquesne Capital may sell MIPS (i) through underwriters, including Goldman, Sachs & Co., (ii) through dealers, (iii) through agents or (iv) directly to purchasers. The Prospectus Supplement relating to the MIPS of any series will set forth the terms of such offering, including the names of any underwriters, dealers or agents involved in the sale of such MIPS, the number of MIPS of such series to be purchased by any underwriters,

                                   27


   dealers or  agents and any  applicable commissions or  discounts.   The net
   estimated proceeds to Duquesne Capital from such series of MIPS will also be set forth in the Prospectus Supplement.

      If underwriters are used in the sale, the MIPS being sold will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating to the MIPS of any series, the obligations of the underwriters to purchase such MIPS will be subject to certain conditions precedent and the underwriters will be obliged to purchase all of such MIPS if any of such MIPS are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If dealers are used in the sale, unless otherwise indicated in the Prospectus Supplement relating to the MIPS of any series, Duquesne Capital will sell such MIPS to the dealers as principals. The dealers may then resell such MIPS to the public at varying prices to be determined by such dealers at the time of resale.

      MIPS of any series may also be sold through agents designated by Duquesne Capital from time to time or directly by Duquesne Capital. Any agent involved in the offering and sale of any such MIPS will be named, and any commissions payable by Duquesne Capital to such agent will be set forth, in the Prospectus Supplement relating to the MIPS of such series. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a reasonable efforts basis for the period of its appointment.

      Underwriters, dealers and agents may be entitled under agreements entered into with Duquesne Light or Duquesne Capital to indemnification by Duquesne Light or Duquesne Capital against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Duquesne Light and Duquesne Capital in the ordinary course of business.

      Each series of MIPS will be a new issue of securities and will have no established trading market. Any underwriter to whom MIPS of any series are sold by Duquesne Capital for public offering and sale may make a market in such series of MIPS, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. If so indicated in the accompanying Prospectus Supplement for any series of MIPS, the MIPS of such series will be listed on a national securities exchange. No assurance can be given as to the liquidity of, or the trading markets for, any MIPS.


                                  LEGAL OPINIONS

      The validity of the MIPS will be passed upon by Richards, Layton & Finger as special Delaware counsel to Duquesne Capital. The validity of the Debentures and the Guarantee will be passed upon on behalf of Duquesne Light by Richard S. Christner, Esq., Associate General Counsel of Duquesne Light and Reid & Priest, special counsel to Duquesne Light. The validity of the MIPS, the Debentures and the Guarantee will be passed upon on behalf of the Underwriters by Mudge Rose Guthrie Alexander & Ferdon, counsel to the Underwriters. Mr. Christner may rely on Reid & Priest as to all matters of New York law, and Reid & Priest and Mudge Rose Guthrie Alexander & Ferdon may rely on the opinion of Mr. Christner as to all matters of Pennsylvania law. Mr. Christner, Reid & Priest and Mudge Rose Guthrie Alexander & Ferdon may rely on the opinion of Richards, Layton & Finger as

                                   28


   to certain matters of Delaware law.   Mudge Rose Guthrie Alexander & Ferdon
   has from time to time performed legal services for Duquesne Light.

      As of May 3, 1994, Mr. Christner owned 1,428 shares of DQE Common Stock and 171 shares of Duquesne Light Company Plan Preference Stock (which is exchangeable into DQE Common Stock) under the matching feature of an employee benefit plan.


                                     EXPERTS

      The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference to Duquesne Light's Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

          =============================      Certain Terms of the  Series A
          NO PERSON  HAS BEEN AUTHORIZED     Debentures  . . . . . . .  S-6
          TO GIVE ANY INFORMATION  OR TO     Underwriting  . . . . . .  S-6
          MAKE ANY REPRESENTATIONS OTHER
          THAN  THOSE CONTAINED  IN THIS               PROSPECTUS
          PROSPECTUS  SUPPLEMENT  OR THE
          PROSPECTUS  AND,  IF GIVEN  OR     Available Information . . .  2
          MADE,   SUCH  INFORMATION   OR     Incorporation    of    Certain
          REPRESENTATIONS  MUST  NOT  BE     Documents by
          RELIED  UPON  AS  HAVING  BEEN        Reference  . . . . . . .  2
          AUTHORIZED.   THIS  PROSPECTUS     Duquesne Light Company  . .  3
          SUPPLEMENT AND THE  PROSPECTUS     Duquesne Capital.   . . . .  3
          DO NOT CONSTITUTE AN  OFFER TO     Use of Proceeds . . . . . .  3
          SELL OR THE SOLICITATION OF AN     Ratio of Earnings to Fixed
          OFFER  TO  BUY ANY  SECURITIES        Charges   and   Ratio    of
          OTHER   THAN  THE   SECURITIES     Earnings to Combined
          DESCRIBED  IN THIS  PROSPECTUS        Fixed Charges and Preferred
          SUPPLEMENT AND THE  PROSPECTUS     and
          OR  AN OFFER  TO  SELL OR  THE        Preference  Stock  Dividend
          SOLICITATION  OF  AN OFFER  TO     Requirements  . . . . . . .  4
          BUY  SUCH  SECURITIES  IN  ANY     Description of the MIPS . .  4
          CIRCUMSTANCES  IN  WHICH  SUCH     Description of the Guarantee
          OFFER   OR   SOLICITATION   IS     Description of  the Debentures
          UNLAWFUL.        NEITHER   THE     and
          DELIVERY  OF  THIS  PROSPECTUS        the Indenture  . . . . . 15
          SUPPLEMENT AND  THE PROSPECTUS     United States Income Taxation
          NOR  ANY  SALE MADE  HEREUNDER     Plan of Distribution  . . . 27
          SHALL,        UNDER        ANY     Legal Opinions  . . . . . . 28
          CIRCUMSTANCES,    CREATE   ANY     Experts . . . . . . . . . . 29
          IMPLICATION      THAT      THE
          INFORMATION  CONTAINED  HEREIN     ==============================
          OR  THEREIN  IS CORRECT  AS OF
          ANY  TIME  SUBSEQUENT  TO  THE
          DATE OF SUCH INFORMATION.          ==============================

                     ---------                _______ PREFERRED SECURITIES
                                                    DUQUESNE CAPITAL
                 TABLE OF CONTENTS
                                                      % CUMULATIVE
               PROSPECTUS SUPPLEMENT            MONTHLY INCOME PREFERRED
                                                       SECURITIES,
                                    PAGE                SERIES A
                                    ----
          Certain             Investment      GUARANTEED TO THE EXTENT SET
          Considerations  . . . . .  S-3                  FORTH
          Duquesne Light Company  .  S-4                HEREIN BY
          Duquesne Capital .  . . .  S-4         DUQUESNE LIGHT COMPANY
          Use of Proceeds . . . . .  S-5
          Certain Terms of the  Series A                ---------
          MIPS  . . . . . . . . . .  S-5          PROSPECTUS SUPPLEMENT
                                                       ----------


                                                   GOLDMAN, SACHS & CO.

                                               REPRESENTATIVES     OF     THE
                                                      UNDERWRITERS

                 PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following is an estimate of expenses to be incurred by the registrants in connection with the issuance and distribution of the MIPS, other than underwriting discounts and commissions:

                Securities and Exchange Commission
                registration fee  . . . . . . . .      $51,725
                Printing expenses . . . . . . . .        5,000
                Trustees' charges, including
                authentication  . . . . . . . . .        5,000
                Accounting fees and expenses  . .       30,000
                Legal fees and expenses . . . . .      225,000
                Blue Sky expenses, including legal
                fees  . . . . . . . . . . . . . .       20,000
                Rating agency fees  . . . . . . .      100,000
                Miscellaneous . . . . . . . . . .       13,275
                            Total . . . . . . . .     $450,000

   ITEM 15.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Under Article II, Section 11 (the "Indemnification By-Law") of the By-Laws of Duquesne Light, the directors and officers of Duquesne Light are each entitled to be indemnified against reasonable expenses, including attorneys' fees, and liabilities paid or incurred by them in connection with actual or threatened claims, actions, suits or other proceedings by reason of their having been or being a director or officer of Duquesne Light, or having served at the request of Duquesne Light as a representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except as prohibited by law.

   Section 1746(b) of the Pennsylvania Business Corporation Law prohibits indemnification in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

   The Indemnification By-Law provides that it shall not be deemed exclusive of any other rights of indemnification which a person seeking indemnity may have under any agreement, By-Law or charter provision, vote of stockholders or directors or otherwise. Also, under the By-Laws, Duquesne Light may purchase insurance to protect itself and any person entitled to indemnification against any liability or expense asserted against such person, whether or not Duquesne Light would be permitted to indemnify against such liability or expense under the Indemnification By-Law. Duquesne Light maintains such liability insurance for its officers and directors.

   Reference is  made to the form  of Underwriting Agreement filed  as Exhibit
   1.1  hereto,  which contains  provisions  for  indemnification of  Duquesne
   Capital and Duquesne Light against certain liabilities for information furnished by the Underwriters expressly for use in this Registration Statement.

   ITEM 16.LIST OF EXHIBITS.

   Reference is made to the Exhibit Index on page II-8 hereof, such Exhibit Index being incorporated by such reference in this Item 16.

   ITEM 17.UNDERTAKINGS.

   The undersigned registrants hereby undertake:

   (1)to file, during any period in which offers or sales are being made, a post-effective amendment to this
   Registration Statement:

    (i)to  include  any  prospectus  required  by  Section  10(a)(3)   of  the
   Securities Act;

   (ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration

   Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

   (iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
   -----------------
   information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

   (2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

   (4)that, for purposes of determining any liability under the Securities Act, each filing of Duquesne Light's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrants hereby further undertake that:

   (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Duquesne Light Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on the 9th day of May, 1994.


                                        DUQUESNE LIGHT COMPANY
                                        (Registrant)


                                        By     /s/ Wesley W. von Schack
                                          -------------------------------
                                                Wesley W. von Schack
                                          Chairman of the Board, President and
                                                Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, Duquesne Capital L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on the 9th day of May, 1994.


                                        DUQUESNE CAPITAL L.P.
                                        (Registrant)

                                        By:  DUQUESNE LIGHT COMPANY,
                                              General Partner


                                          By     /s/  Gary L. Schwass
                                            ------------------------------
                                                   Gary L. Schwass
                                            Vice President - Finance and
                                              Chief Financial Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary L. Schwass, Diane S. Eismont and Edwyna
   G. Anderson and each of them his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with the all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on behalf of each of the registrants by the following persons in their capacities as officers or directors, as indicated below, of Duquesne Light Company, and on the dates so indicated.


   Signature                                        Title
   ---------                                        ------



    /s/ Wesley W. von Schack           Chairman of the Board,
   -------------------------           President and Chief        May 9, 1994
   Wesley W. von Schack                Executive Officer


    /s/ Gary L. Schwass                Vice President-Finance
   -------------------------           and Principal Financial    May 9, 1994
   Gary L. Schwass                     Officer


   /s/ Raymond H. Panza               Controller and Principal   May 9, 1194
   -------------------------          Accounting Officer
   Raymond H. Panza

    /s/ John M. Arthur                  Director                   May 9, 1994
   ---------------------
   John M. Arthur


    /s/ Daniel Berg                     Director                   May 9, 1994
   ---------------------
   Daniel Berg


    /s/ Doreen E. Boyce                 Director                   May 9, 1994
   ---------------------
   Doreen E. Boyce


    /s/ Robert P. Bozzone               Director                   May 9, 1994
   ----------------------
   Robert P. Bozzone


    /s/ Sigo Falk                       Director                   May 9, 1994
   -----------------------
   Sigo Falk


    /s/ W. H. Knoell                    Director                   May 9, 1994
   -----------------------
   W. H. Knoell


    /s/ G. Christian Lantzsch           Director                   May 9, 1994
   --------------------------
   G. Christian Lantzsch


    /s/ Robert Mehrabian                Director                   May 9, 1994
   -------------------------
   Robert Mehrabian


    /s/ Thomas J. Murrin                Director                   May 9, 1994
   -------------------------
   Thomas J. Murrin


    /s/ Robert B. Pease                 Director                   May 9, 1994
   --------------------------
   Robert B. Pease


    /s/ Eric W. Springer                Director                   May 9, 1994
   --------------------------
   Eric W. Springer

                              DUQUESNE LIGHT COMPANY
                              DUQUESNE CAPITAL L.P.
                              REGISTRATION STATEMENT
                                   ON FORM S-3
   EXHIBIT INDEX


        Exhibit
          No.    Description and Method of Filing
        ------------------------------------------

            1.1  Form of Underwriting Agreement    Filed herewith.
            3.1  *Restated Articles of Duquesne    Exhibit 3.1 to Duquesne
                 Light Company, as amended to      Light Company's Annual
                 date                              Report on Form 10-K for
                                                   the year ended December
                                                   31, 1991.

            3.2  *By-Laws of Duquesne Light        Exhibit 3.2 to Duquesne
                 Company, as amended to date       Light Company's Annual
                                                   Report on Form 10-K for
                                                   the year ended December
                                                   31, 1991.
            4.1  Certificate of Limited            Filed herewith.
                 Partnership of Duquesne Light
                 L.P.

            4.2 Amended and Restated Certificate Filed herewith. of Limited Partnership of
                 Duquesne Light L.P.

            4.3  Agreement of Limited Partnership  Filed herewith.
                 of Duquesne
                 Light L.P.

            4.4  Amended and Restated Agreement    Filed herewith.
                 of Limited Partnership of
                 Duquesne Capital L.P.

            4.5  Form of Amended and Restated      Filed herewith.
                 Agreement of Limited Partnership
                 of Duquesne Capital L.P.

            4.6 Form of Action of Duquesne Light Filed herewith. Company as General Partner of
                 Duquesne Capital L.P.,
                 establishing the terms of the
                 MIPS

            4.7  Form of Indenture between         Filed herewith.
                 Duquesne Light Company and The
                 First National Bank of Chicago

            4.8  Form of Officer's Certificate     Filed herewith.
                 establishing the Debentures

            4.9  Form of Payment and Guarantee     Filed herewith.
                 Agreement with respect to the
                 Preferred Securities

            5.1  Opinion of Richard S. Christner   Filed herewith.
                 as to the legality of the
                 Debentures and the Guarantee

            5.2  Opinion of Reid & Priest as to    Filed herewith.
                 the legality of the Debentures
                 and the Guarantee

            5.3  Opinion of Richards, Layton and   Filed herewith.
                 Finger as to the legality of the
                 MIPS

        Exhibit
          No.    Description and Method of Filing
       ------------------------------------------

            8.1  Opinion of Reid & Priest as to    Filed herewith as part
                 certain Federal tax matters       of Exhibit 5.2.

                 Calculation of Ratio of Earnings  Filed herewith.
       12.1      to Fixed Charges and Ratio of
                 Earnings to Combined Fixed
                 Charges and Preferred and
                 Preference Stock Dividend
                 Requirements

       23.1(a)   Consent of Richard S. Christner   Filed herewith as part
                                                   of Exhibit 5.1.

       23.1(b)   Consent of Reid & Priest          Filed herewith as part
                                                   of Exhibit 5.2.

       23.1(c)   Consent of Richards, Layton &     Filed herewith as part
                 Finger                            of Exhibit 5.3.

       23.2      Independent Auditors' Consent     Filed herewith.

       25.1      Statement of Eligibility of       Filed herewith.
                 Indenture Trustee
   ----------------------
   *  Previously filed as indicated and incorporated herein by reference.

                                                                  EXHIBIT 12.1
                      DUQUESNE LIGHT COMPANY AND SUBSIDIARY

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (THOUSANDS OF DOLLARS)

                                            Year Ended December 31,
                                            ------------------------
                                    1993     1992     1991     1990    1989
                                   -----     ----     ----     ----    ----
    FIXED CHARGES:
    Interest on long-term debt   $102,938 $119,179$127,606 $135,850$140,623
    Other interest                  3,517    2,464   2,339    6,148  12,332
    Amortization of debt
    discount, premium and
    expense-net                     5,541    4,223   3,892    4,039   4,010
    Portion of lease payments
    representing an interest
    factor                         45,925   60,721  64,189   64,586  64,854
    Total Fixed Charges          $157,921 $186,587$198,026 $210,623$221,819
                                 -------- ---------------- ----------------

    EARNINGS:
    Income from continuing
    operations                   $144,787 $149,768$143,133 $135,456$129,437
    Income taxes                   81,623  107,999 101,073   84,478  75,151
    Fixed charges as above        157,921  186,587 198,026  210,623 221,819
                                -------------------------------------------
    Total Earnings               $384,331 $444,354$442,232 $430,557$426,407
                                -------------------------------------------


    RATIO OF EARNINGS TO FIXED      2.43     2.38     2.23     2.04    1.92
    CHARGES                        ------   ------    -----   -----   ------


                      DUQUESNE LIGHT COMPANY AND SUBSIDIARY

            CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
             AND PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS
                             (THOUSANDS OF DOLLARS)

                                         Year Ended December 31,
                               ------------------------------------------
                             1993       1992       1991      1990      1989
                            ------     ------     ------     -----     -----
    FIXED CHARGES:
    Interest on long-term
    debt                   $102,938  $119,179   $127,606   $135,850$140,623
    Other interest            3,517     2,464      2,339      6,148  12,332
    Amortization of debt
    discount, premium and
    expense-net               5,541     4,223      3,892      4,039   4,010
    Portion of lease
    payments representing
    an interest factor       45,925    60,721     64,189     64,586  64,854
    Preferred and
    Preference Dividends     14,368    15,908     18,001     22,384  26,397
    Total Fixed Charges
    and Preferred and      $172,289  $202,495   $216,027   $233,007$248,216
    Preference Dividends   --------  --------   --------   ----------------

    EARNINGS:
    Income from
    continuing operations  $144,787  $149,768   $143,133   $135,456$129,437
    Income taxes             81,623   107,999    101,073     84,478  75,151
    Fixed charges as
    above                   157,921   186,587    198,026    210,623 221,819
    Total Earnings         $384,331  $444,354   $442,232   $430,557$426,407
                           --------  --------   --------   ----------------

    RATIO OF EARNINGS TO
    COMBINED FIXED
    CHARGES AND PREFERRED
    AND PREFERENCE STOCK     2.23       2.19       2.05      1.85      1.72
    DIVIDEND REQUIREMENTS   ------     ------     ------     -----     -----

                                                                  EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in the Prospectus which is a part of this Registration Statement of Duquesne Light Company on Form S-3 of our report dated January 25, 1994, appearing in the Annual Report on Form 10-K of Duquesne Light Company for the year ended December 31, 1993, and to the reference to us under the heading "Experts" in such Prospectus.



   DELOITTE & TOUCHE
   Pittsburgh, Pennsylvania

   May 6, 1994